EXHIBIT 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

OPERATING AGREEMENT

OF

US AMERICAS REFINING JV, LLC

OPERATING AGREEMENT

OF

US AMERICAS REFINING JV, LLC

-i-	Operating Agreement of
USI / USAC JV

TABLE OF CONTENTS (cont.)

-ii-	Operating Agreement of
USI / USAC JV

TABLE OF CONTENTS (cont.)

EXHIBITS

Exhibit A	Percentage Interests and Addresses of Initial Members
Exhibit B	Authorized Representatives

-iii-	Operating Agreement of
USI / USAC JV

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS OPERATING AGREEMENT.

OPERATING AGREEMENT

OF

US AMERICAS REFINING JV, LLC

This OPERATING AGREEMENT of US AMERICAS REFINING JV, LLC (this“Agreement”) is entered into as of February 10, 2026 (the “Effective Date”), by and between U.S. SILVER-IDAHO, INC., a Delaware corporation (“USI”), and USAC GALENA LLC, a Texas limited liability company (“USAC”). Certain terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in Article II hereof. United States Antimony Corporation, a Texas corporation, and Americas Gold and Silver Corporation, a company incorporated under the federal laws of Canada, are parties to this Agreement solely for the purposes of the guaranty obligations set forth in Section 13.18 of this Agreement.

RECITALS:

A.USI and USAC have decided to form the Company with USI initially having a 51%Percentage Interest and USAC initially having a 49% Percentage Interest, each of USI and USAC having the right appoint three representatives to serve on the Management Committee of the Company and USAC serving as the Operator, with authority to operate and manage the activities and operations of the Company, subject to the Management Committee’s right to approve Major Decisions.

B.USI and USAC will cause the Company to: (i) accept USI’s contribution of the Project Site to the Company; and (ii) enter into a sublicense of the License Agreement with USAC Parent allowing for the use of the Technology by the Company in accordance with the terms and conditions of the License Agreement, all in accordance with the terms of this Agreement.

C.USI and USAC desire for the Company to develop and construct a Facility on the Project Site to initially refine antimony, and later to upgrade the Facility to refine other metals (e.g. gold, silver and copper), using the Technology pursuant to the License Agreement and other processing technology, all in accordance with the terms of this Agreement. USAC and USI also desire for the Company to either acquire or develop and operate an ore laboratory adjacent to the Project Site (the “Lab”) to compliment the Company’s operations and activities at the Facility.

D.After the construction of the Facility is completed on the Project Site, the Company will (i) process ore at the Facility for third parties and USAC and its Affiliates, and (ii) initially process antimony at the Facility from the ore that was mined by USI at its Galena Complex Mine in Idaho’s Silver Valley, Wallace County, Idaho, or at other silver mines that USI may open or acquire in the same general area (collectively, the “Mine”), and supply and sell to USAC Parent all antimony processed from such ore. The Facility will subsequently be upgraded to process other metals (e.g. gold, silver and copper) at the Facility and the Company will then supply and sell to USI such other metals processed from ore that was mined by USI at the Mine.

E.United States Antimony Corporation, a Texas corporation (“USAC Parent”), of which USAC is a wholly-owned subsidiary, has agreed to guarantee all of USAC’s obligations under this Agreement. Americas Gold and Silver Corporation, a company incorporated under the federal laws of Canada (“AGS”), has agreed to guarantee all of USI’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the promises and the agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I.

ORGANIZATIONAL MATTERS

1.1Formation. Subject to the provisions of this Agreement, the Members hereby form the Company as a limited liability company pursuant to the provisions of the Delaware Act. Except as expressly provided herein, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Delaware Act.

1.2Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, “US AMERICAS REFINING JV, LLC.” The Company’s business may be conducted under any other name or names approved by the Management Committee.

1.3Registered Office and Principal Office of Company; Addresses of Members. The registered office of the Company in the State of Delaware shall be Corporation Service Corporation, 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Company at such registered office shall be Corporation Service Corporation, 251 Little Falls Drive, Wilmington, Delaware 19808 or such other registered office or registered agent as the Operator may from time to time designate.The principal place of business of the Company shall be 4438 W. Lovers Lane, Suite 100, Dallas, Texas 75209. The principal office of the Company may be changed to another location as may be approved by the Management Committee. The Operator shall give notice to the Members of any change in the principal office of the Company. The addresses of the Members as of the Effective Date are set forth in Section 13.1.The address of a Member may be changed in accordance with the requirements set forth in Section 13.1.

1.4Term. The Company shall continue in existence perpetually or until the earlier termination of the Company in accordance with the provisions of Section 11.1.

1.5No Individual Authority. No Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty, or responsibility on behalf of any other Member or the Company except as otherwise expressly provided in this Agreement.

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1.6Title to Company Property. It is the desire and intention of the Members that legal title to all property of the Company shall be held and conveyed in the name of the Company; provided, however, that the Members agree that, after full disclosure and agreement between the Members, (i) certain licenses, permits, and approvals from federal, state and local agencies (“Permits”), that are currently in place at the Mine and which may need to be modified in order to allow for the operation of the Facility, may continue to be held in the name of USI for the benefit of the Company; and (ii) certain Permits, entitlements, rights, benefits or privileges may be held in the name in the name of USAC and its Affiliates for the benefit of the Company. Notwithstanding the foregoing, the Members agree that certain of USI’s existing permits at the Mine, to the extent that the Management Committee reasonably determines that such permits will be needed or advisable for the development and Operations of the Facility, will remain in the name of USI for the benefit of the Company and USI will use commercially reasonable efforts to maintain such permits in existence.

1.7Ownership. The interest of each Member in the Company shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Company shall be deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of such property or interest except by having an ownership interest in the Company as a Member. Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

1.8Limits of Company. The relationship among the Members shall be limited to the carrying on of the business of the Company in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited liability company for the sole and limited purpose of carrying on such business. Except as otherwise provided for in this Agreement, nothing herein shall be construed to create a partnership between the Members or to authorize any Member to act as general agent for any other Member.

ARTICLE II.

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account balance, increased by the amount (if any) of such Member’s share of the Company Minimum Gain and Member Minimum Gain, and decreased by the amount (if any) of such Member’s share of Minimum Loss.

“Adjusted Capital Account Deficit” means, with respect to any Member for a particular Fiscal Year, the deficit balance, if any, in such Member’s Capital Account as of the end of such relevant Fiscal Year, after giving effect to all adjustments previously made thereto pursuant to Section 4.3 and further adjusted as follows: (a) any amounts that such Member is obligated to restore or deemed obligated to restore pursuant to any provision of this Agreement, section 1.704- 1(b)(2)(ii)(c) of the Regulations, the penultimate sentence of section 1.704-2(g)(1) of the Regulations, or the penultimate sentence of section 1.704-2(i)(5) of the Regulations, shall be

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US Americas Refining JV, LLC

credited to such Capital Account; and (b) the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations shall be debited to such Capital Account. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section 1.704- 1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“ADM” Alchemy Dynamic Metals, LLC, a Delaware limited liability company.

“Affiliate” means with respect to any Person: (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; (b) any Person owning or Controlling 50% or more of the outstanding voting securities or beneficial interests of such Person; or (c) any officer, director, constituent partner or member of such Person or of any other Person described in subparagraph (a) and (b) above. For purposes of this Agreement, however, USAC and its Affiliates shall never be considered an Affiliate of USI, and USAC and its Affiliates shall never be considered an Affiliate of USI.

“Affiliate Agreement” has the meaning set forth in Section 7.8(a).

“Affiliate Transaction” has the meaning set forth in Section 7.8(a)

“Agreement” means this Operating Agreement of US AMERICAS REFINING JV, LLC, as it may be further amended, supplemented, or restated from time to time in accordance with the terms of this Agreement.

“AGS” has the meaning set forth in Recital F.

“Applicable Documents” has the meaning set forth in Section 13.8(b).

“Applicable Laws” means any applicable federal, state, local or tribal law, statute, ordinance, rule, regulation, decision, order, or determination of any governmental authority or any board of fire underwriters (or any other body exercising similar functions), zoning ordinances, building codes, flood disaster laws, and human health and environmental laws and regulations.

“Authorized Representatives” means, with respect to each Member, the individuals designated on Exhibit B for such Member, together with such substitutions as set forth in one or more written notices from a particular Member to all other Members given at any time after the Effective Date.

“Available Cash” of the Company as of a particular date means all cash funds and cash equivalents of the Company on hand on such date from all sources, reduced by: (a) Company Costs and Expenses that are due and payable as of such date and/or that are expected to become due and payable in the next sixty (60) days; and (b) a provision for adequate reserves (working capital and/or capital), with the amount of such reserves to be determined by the Operator in its reasonable discretion (and taking into account, as appropriate, Company Costs and Expenses that are reasonably expected to become due and payable after such sixty (60) day period (e.g., repayment of Company indebtedness)).

“Bad Conduct” means, with respect to a particular Member, an act or acts by such Member or its Affiliates constituting: (a) with respect to the Company and/or its business and affairs: (i) an

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US Americas Refining JV, LLC

act of self-dealing; (ii) gross negligence or willful misconduct; (iii) an act of bad faith that has an adverse effect on the Company or any other Member; or (iv) a Material Breach and (b) whether or not with respect to the Company and/or its business and affairs: (i) the commission of a felony (for these purposes, either the indictment for, a plea of “no contest,” or a conviction of a felony shall be considered the commission of a felony) or (ii) fraud.

“Bad Conduct Cost” has the meaning set forth in Section 4.1(e)(i).

“Bad Conduct Member” has the meaning set forth in Section 4.1(e)(i).

“Bankruptcy” means the occurrence of any of the following events with respect to a particular Person: (a) the filing by such Person of an application for, or acquiescing in or joining in an application for, or consenting to, the appointment of a custodian, receiver, trustee, or examiner for such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy, insolvency, receivership, reorganization or arrangement pursuant to any present or future federal bankruptcy, insolvency or other debtor relief law (or any similar federal or state law), or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the filing by such Person of an answer admitting the material allegations of, consenting to, defaulting in answering or otherwise acquiescing in or joining in, a petition filed against it in any bankruptcy, insolvency, receivership, reorganization or arrangement proceeding pursuant to any present or future federal bankruptcy, insolvency or other debtor relief law (or any similar federal or state law); or (e) the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or appointing a trustee of its assets, and such order, judgment, or decree continues unstayed and in effect for a period of one hundred twenty (120) days.

“Book Depreciation” has the meaning set forth in Section 4.3(b)(v).

“Book Value” has the meaning set forth in Section 4.3(c).

“Breaching Member” has the meaning set forth in the definition of Material Breach.

“Budget” means any construction, development, operating or other budget approved by the Management Committee for the Company, including, without limitation, the Project Budget.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States or the State of Idaho shall not be regarded as a Business Day.

“Buy/Sell Closing Date” has the meaning set forth in Section 10.9(a)(v).

“Buy/Sell Eligibility Date” means the first (1st) anniversary after the date that the construction of the Facility is completed.

“Capital Account” means the capital account maintained for a Member pursuant to Section 4.3.

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US Americas Refining JV, LLC

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company, reduced by the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

“Certificate of Formation” means the Certificate of Formation of the Company that was filed with the Secretary of State of Delaware on the Effective Date, as it may be amended and/or restated from time to time with the consent of the Members or otherwise in accordance with this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. All references herein to the Code shall include any corresponding provision or provisions of succeeding law.

“Company” means US AMERICAS REFINING JV, LLC, a Delaware limited liability company, established by filing of the Certificate of Formation with the Secretary of State of Delaware. The Members agree that references to the “Company” in this Agreement generally shall include and incorporate all activities, costs, expenses, income, gains, revenue, cash flow, assets, and liabilities of all wholly-owned subsidiaries of the Company, as the context may require.

“Company Costs and Expenses” mean all expenditures of any kind that are made or are to be made with respect to the Operations of the Company and/or the acquisition, development, ownership, management, and/or sale of the Project Site, the Lab and/or the Improvements, including without limitation, the cost of all development and construction costs for the Improvements, development fees, brokerage fees, principal, interest, fees, points, penalties, and other amounts payable on Company indebtedness (including, without limitation, any amounts owed by the Company with respect to any Company Obligations), ad valorem taxes, state and local taxes, special taxes, assessments, permit fees, insurance premiums, escrow payments, repair and maintenance costs, engineering fees, advertising expenses, professional fees (including reasonable attorneys’ fees), utilities costs, equipment costs, sales commissions, management fees, consulting fees, salaries, wages, fringe benefits, and other similar types of costs, expenses, charges, liabilities, and other Company Obligations.

“Company Minimum Gain” means partnership minimum gain as set forth in section 1.704- 2(d) of the Regulations.

“Company Obligation” means, as the context may require, any obligation incurred after the Effective Date that the Company may have with respect to the Project and/or the development of the Project Site and the Improvements.

“Contributing Member” has the meaning set forth in Section 4.13(b).

“Control” or any derivation thereof, means the possession, directly or indirectly, of the power to direct or cause the direction of the material management and policies of a Person, whether through ownership of securities, by contract, or otherwise; it being agreed that the ability to approve major decisions shall not in and of itself constitute “Control.”

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US Americas Refining JV, LLC

“Conversion” means the acquisition by an Electing Member of all or any portion of an Obligor’s Percentage Interest pursuant to Section 4.2(c), in exchange for a reduction in the amount due by such Obligor to such Electing Member pursuant to a Deficit Loan, which reduction shall be equal to the amount set forth in such Electing Member’s Conversion Notice relating to such Conversion as being the amount such Electing Member has elected to convert.

“Conversion Date” shall mean, with respect to each Conversion, the date on which the Deficit Lending Member gave the applicable Conversion Notice relating to such Conversion to the Obligor under the applicable Deficit Loan and to the Members.

“Conversion Notice” has the meaning set forth in Section 4.2(c)(i).

“Deadlock” means any time following the Buy/Sell Eligibility Date when a deadlock exists in the Management Committee with respect to a Major Decision in two (2) consecutive meetings of the Management Committee.

“Default Amount” has the meaning set forth in Section 4.2(b)(i).

“Default Date” has the meaning set forth in Section 4.2(b)(i).

“Default Member” has the meaning set forth in Section 4.2(b)(i).

“Default Notice” has the meaning set forth in Section 4.2(a).

“Defaulting Purchaser” has the meaning set forth in Section 10.10(b).

“Defaulting Seller” has the meaning set forth in Section 10.10(c).

“Deficit Lending Member” has the meaning set forth in Section 4.2(b)(ii).

“Deficit Loan” has the meaning set forth in Section 4.2(b)(ii).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time, and any successor to such Delaware Act.

“Design/Build Committee” means the technical committee established pursuant to Section 7.1(h) to oversee and coordinate the planning, design and construction of the Facility.

“Dilution Multiple” means 1.5.

“Dissolution Event” has the meaning set forth in Section 11.1(b).

“DLA” means the U.S. Defense Logistics Agency.

“DLA Agreement” means the September 22, 2025 contract between USAC Parent and

DLA for the sale of antimony ingots.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

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US Americas Refining JV, LLC

“Electing Member” has the meaning set forth in Section 4.2(c)(i).

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all environmental Laws or contractual commitments related to reclamation and clean-up of the Facility and/or the Project Site or other compliance with environmental Laws.

“Environmental Compliance Fund” means the account established by the Operator to fund ongoing Environmental Compliance obligations of the Company, as further described in Section 7.1(e)(viii).

“ESA” has the meaning set forth in Section 3.2.

“Excess Contribution” has the meaning set forth in Section 4.13(b).

“Facility” means a facility to be constructed on the Project Site to initially process antimony from ore and later to be upgraded to process other minerals (e.g. gold, silver and copper) and containing necessary or appropriate equipment, fixtures and personal property for such purpose, all as depicted in the Plans and Specifications.

“Fair Market Value” means the most probable gross purchase price, in cash, for which the property in question should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably, and for their own self-interest, and assuming that neither is under undue duress, and with respect to the valuation of equity securities (including limited partnership interests and limited liability company interests), without giving any effect to minority discounts, “restricted interest” discounts, and/or “control” premiums. Except in the case of Section 10.9, when it is necessary for the Members to determine Fair Market Value, both of the Members shall attempt to agree on the Fair Market Value for a period of at least 10 days, after which either Member may deliver a written notice to the other of its election to utilize the provisions below to determine the Fair Market Value. Within 20 days following the delivery of the written notice described in the preceding sentence, each of the Members shall select an independent appraiser and notify the other in writing of the name of such independent appraiser (and if either does not timely deliver such written notice, the independent appraiser selected by the other shall conclusively determine the Fair Market Value). The two appraisers shall jointly select a third appraiser (using commercially reasonable efforts to make such selection within 20 days after the appointment of last appointed appraiser). Each appraiser shall make its determination of Fair Market Value (using commercially reasonable efforts to make such determination within 30 days after the selection of the third appraiser). The Fair Market Value shall be the average of the two appraisals that are closest to each other (or if two of the appraisals are equally close to the middle appraisal, the Fair Market Value shall be the value determined by the middle appraisal. With respect to any Fair Market Value determination made by the independent appraisers, each Member shall pay the fees of the independent appraiser it selects, and the Company shall pay the fees of the third appraiser. Notwithstanding anything contained herein to the contrary, if (i) USI sends the Buy/Sell Notice, then the Fair Market Value of USAC’s Membership Interest shall not be less than the dollar amount of USAC’s positive Capital Account multiplied by 1.2, and (ii) if USAC sends the Buy/Sell Notice, then the Fair

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Market Value of USAC’s Membership Interest shall not be less than the dollar amount of USAC’s positive Capital Account.

“Fiscal Year” means the 12 calendar month period ending December 31 of each year; provided that the initial Fiscal Year shall be the period beginning on the Effective Date and ending December 31st of the year in which the Effective Date occurs, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods).

“Funding Percentages” shall mean, (i) with respect to USI, fifty-one percent (51%) and (ii) with respect to USAC, forty-nine percent (49%), such percentages subject to adjustment automatically to match each Member’s Percentage Interest as it may be adjusted from time to time.

“GAAP” means accounting principles generally accepted in the United States as set forth in the Accounting Standards Codification (ASC).

“GMP” has the meaning set forth in Section 4.1(c)(i).

“Guaranty Agreements” means the guaranty agreements by which (i) USAC Parent guarantees the payment and performance by USAC of all of USAC’s obligations under this Agreement, and (ii) AGS guarantees the payment and performance by USI of all of USI’s obligations under this Agreement.

“High Risk Person” has the meaning set forth in Section 13.13(i).

“Improvements” means all capital improvements that the Company constructs (or causes or permits to be constructed) on the Project Site (or elsewhere) after the Effective Date, including the Lab, together with all improvements appurtenant thereto, including buildings, parking areas, streets, sewers, storm drains, utilities, water connections, landscaping, grading, and similar capital improvements.

“Indemnitee” has the meaning set forth in Section 7.10.

“Independent Accountants” means any national or regional accounting firm in the United States that has been designated by the Management Committee and that has not been engaged by either of the Members during the prior five-year period.

“Innocent Purchaser” has the meaning set forth in Section 10.10(c).

“Innocent Seller” has the meaning set forth in Section 10.10(b).

“Lab” has the meaning set forth in the Recitals.

“Lease” has the meaning set forth in Section 3.2.

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“License Agreement” means that certain License Agreement dated January 1, 2026 by and between USAC Parent and ADM.

“Liquidator” has the meaning set forth in Section 11.2(a).

“Losses” has the meaning set forth in Section 4.3(b).

“Major Decision” has the meaning set forth in Section 7.3(a).

“Management Committee” has the meaning set forth in Section 7.1(b).

“Material Breach” means that:

(a)A Member has committed a breach of a material term of this Agreement (the Member that committed the act or acts described in this subparagraph (a) is referred to as a “Breaching Member”);

(b)The other Member delivers a written notice to the Breaching Member, informing the Breaching Member that an act or acts described in subparagraph (a) above has occurred and describing such breach (such written notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the written notice is contained and must alert the Breaching Member to the time period in which a cure must be effected); and

(c)The Breaching Member fails to cure such breach within thirty (30) days after the Breaching Member’s receipt of the written notice described in subparagraph (b) above; provided, however, if such act or event is subject to cure by performance, but the act or event is such that it is not reasonably susceptible to being cured within said thirty (30)-day period, then the Breaching Member shall be entitled to such additional time as may be required in order to cure such breach so long as such cure is commenced within said thirty (30)-day period and is thereafter diligently prosecuted to completion.

“Maximum Rate” means the lesser of: (a) 18% per annum, compounded monthly; and (b) the maximum rate of interest permitted to be charged under Applicable Laws.

“Member” means each USAC and USI, individually, and /or any other Person who is admitted as a Member in the Company in accordance with this Agreement on and after the Effective Date.

“Member Minimum Gain” means partner nonrecourse debt minimum gain as determined under the rules of section 1.704-2(i) of the Regulations.

“Member Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deduction” means a partner nonrecourse deduction as set forth in section 1.704-2(i) of the Regulations.

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“Members” means, collectively, USAC and USI, as well as their permitted successors and assigns.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, such Member’s right: (a) to a distributive share of the Profits, Losses, and other items of income, gain, loss, deduction and credit of the Company; (b) to a distributive share of the assets of the Company; (c) to vote on those matters described in the Agreement; and (d) to participate in the management and operation of the Company as provided in this Agreement, all of the foregoing to the extent provided in this Agreement, including, without limitation, any restrictions and limitations on same as provided in this Agreement. In all circumstances, a Member’s Membership Interest will be deemed to include (and be the same percentage as) its Percentage Interest.

“Monetary Default” has the meaning set forth in Section 4.2(b)(i).

“Movant” has the meaning set forth in Section 10.9(a)(i).

“Non-Contributing Member” has the meaning set forth in Section 4.13(a).

“Non-Contribution Notice” has the meaning set forth in Section 4.13(a).

“Non-Defaulting Member” has the meaning set forth in Section 4.2(b)(i).

“Nonrecourse Deductions” has the meaning set forth in section 1.704-2(b)(1) of the Regulations.

“Notice” has the meaning set forth in Section 10.9(a)(i).

“Notified Member” has the meaning set forth in Section 10.11(a).

“Obligor” has the meaning set forth in Section 4.2(b)(ii).

“OFAC” has the meaning set forth in Section 13.13(i).

“Offered Interest” has the meaning set forth in Section 10.11(a).

“Offered Notice” has the meaning set forth in Section 10.11(a).

“Offered Price” has the meaning set forth in Section 10.11(a).

“Offered Terms” has the meaning set forth in Section 10.11(a).

“Operations” means all of the day-to-day activities and operations of the Company and the Facility, and the Lab after the acquisition thereof, as well as the design and construction of the Facility.

“Operator” means USAC and any permitted transferees of USAC pursuant to Section 10.3(a), subject to the Management Committee’s replacement of the Operator pursuant to Section 7.1.

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“Partnership Representative” has the meaning set forth in Section 9.1(a).

“Partnership Tax Audit Rules” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114 74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof) or any similar procedures established by a state, local, or non-U.S. taxing authority.

“Percentage Interest” means the percentage interest of a Member’s Membership Interest with respect to allocations of Profits, Losses and other items of income, gain, loss or deduction and certain distributions of cash and property. The Percentage Interest of a Member, at a particular time, shall, except as otherwise expressly provided in this Agreement, equal the quotient of: (a) all of the Capital Contributions made by such Member to the Company; divided by (b) all Capital Contributions made by all Members to the Company. The Percentage Interest of a Member may be adjusted pursuant to this Agreement. The Percentage Interest of each of the Members as of the Effective Date is as set forth on Exhibit A.

“Person” means an individual, corporation, limited partnership, general partnership, joint venture, limited liability company, unincorporated organization, association or other entity.

“Plans and Specifications” means the plans and specifications for the construction of the Improvements for the Facility that are prepared by ADM (or another general contractor approved by the Management Committee) and approved by the Design/Build Committee, as same may be amended with the consent of the Design/Build Committee.

“Pledge” or any derivation thereof means, as the context may require, a pledge, encumbrance, lien, mortgage, hypothecation, or similar disposition (other than a Transfer) with respect to any applicable property in connection with the granting of a lien or security interest to secure an obligation of the pledgor or another Person.

“Prime Rate” means the floating prime lending rate published from time to time in The Wall Street Journal, or, if the Prime Rate is no longer so published, then “Prime Rate” shall mean such other similar rate as is chosen by the Management Committee.

“Profits” has the meaning set forth in Section 4.3(b).

“Prohibited Investors” means: (a) Specially Designated Nationals and Blocked Persons on the list maintained by OFAC (http://www.treas.gov/ofac); (b) Persons subject to economic sanctions on the list maintained by OFAC (http://www.treas.gov/ofac); (c) Specially Designated Terrorists, Specially Designated Global Terrorists or Foreign Terrorist Organizations on the list maintained by OFAC (http://www.treas.gov/ofac); (d) Specially Designated Narcotics Traffickers on the list maintained by OFAC (http://www.treas.gov/ofac), or (e) foreign banks unregulated in the jurisdiction in which they are organized or chartered, but which have no physical presence.

“Project” means the Project Site, the Improvements, the Facility, all ancillary rights thereto, and all activities of the Company relating, directly or indirectly, to the acquisition, ownership, development, operation, and/or sale or other disposition of the Project Site, the Facility and/or the Improvements.

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US Americas Refining JV, LLC

“Project Budget” means the Budget approved by the Management Committee (by way of approval by the Design/Build Committee) for the construction and development of the Project and the Facility, which Project Budget will include approximately $600,000 for the purchase of the Exum Massbox.

“Project Documents” means all architectural drawings, renderings, or studies, soil and engineering tests, borings and soil analysis, marketing studies, feasibility studies, traffic studies, cost projects, governmental permits, development allocations and other entitlements, business plans, or any other data or information of a similar nature relating to the Project Site and the development and construction of Improvements.

“Project Site” means a tract of real property owned by USI at the Galena Complex Mine, the precise location of which will be agreed to by the parties and reflected in the Lease, upon which the Facility will be built.

“Regulations” means the Treasury Regulations promulgated under the Code, as amended and in effect from time to time (including corresponding provisions of any succeeding regulations).

“Representation Breach” means a Member has committed a material breach of one or more of its representations and warranties set forth in Section 13.13 or Section 13.14, as applicable.

“Respondent” has the meaning set forth in Section 10.9(a)(i).

“Response Period” has the meaning set forth in Section 10.9(a)(iii).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and all rules, rulings, and regulations thereunder.

“Selling Member” has the meaning set forth in Section 10.11(a).

“Settlement Notice” has the meaning set forth in Section 7.10(c).

“Signatories” and “Signatory” have the meaning set forth in Section 13.8(b).

“Sublicense” has the meaning set forth in Section 4.1(b).

“Supply Agreements” means those certain Supply Agreements to be entered into (i) by and between the Company and USI, which will provide, in pertinent part, for the purchase by the Company and the sale by USI, at the prevailing market prices and otherwise on market terms and conditions, of silver ore produced at the Mine (the quantity of such ore to be agreed to by the parties in the Supply Agreement), (ii) by and between the Company and USAC Parent, which will provide, in pertinent part, for the purchase by USAC Parent and the sale by the Company, at the prevailing market prices and otherwise on market terms and conditions, of all output of antimony processed by the Company at the Facility from ore mined by USI at the Mine and other ore mined or procured by USAC Parent, and (iii) by and between the Company and USI, which will provide, in pertinent part, for the purchase by USI and the sale by the Company, at the prevailing market prices and otherwise on market terms and conditions, of all output of non-antimony metals (e.g.,

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gold, silver and copper) processed by the Company at the Facility from ore mined by USI at the Mine.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person inside or outside the United States.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means the hydrometallurgical technology licensed by USAC Parent pursuant to the License Agreement.

“Transfer,” “Transferred,” or any other derivation thereof, means as the context may require, a direct or indirect sale, assignment, transfer, merger, consolidation, interest exchange, conversion, or other disposition (other than a Pledge) of the applicable property, by operation of law or otherwise, subject to the limitations on that term set forth in Section 10.3.

“Transferee” means a Person to whom all of either Member’s Membership Interest has been Transferred.

“Transferor” means a Member that has Transferred all or any portion of its Membership Interest.

“Underlying Agreements” means, collectively, the Supply Agreements, the Sublicense and the Lease.

“USAC” means USAC Galena LLC, a Texas limited liability company, a wholly-owned subsidiary of USAC Parent, and its permitted Transferees, successors and/or assigns to the extent permitted pursuant to the terms of this Agreement.

“USAC Parent” has the meaning set forth in Recital F.

“USI” means U.S. Silver-Idaho, Inc., a Delaware corporation, a wholly-owned subsidiary of AGS, and its permitted Transferees, successors and/or assigns to the extent permitted under this Agreement.

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ARTICLE III.

PURPOSE

3.1Purposes of the Company.

(a)Subject to the provisions of this Agreement, the sole purposes of the Company are the following, which may be carried out directly by the Company or, if the Management Committee so elects, through one or more subsidiaries of the Company:

(i)accept the contribution of the Project Site from USI;

(ii)conduct pre-construction activities (including without limitation design of the Project), tests, studies, and/or analyses with respect to the Project Site and the Facility;

(iii)obtain entitlements and/or permits for the construction of any Improvements and development of the Facility;

(iv)construct the Improvements on the Project Site to develop the Facility;

(v)hold, own, develop, re-develop, refurbish, repair, renovate, operate, maintain, manage, market, sell, transfer, exchange, lease, and otherwise dispose of all or any portion of the Project Site, the Lab and the Facility, and any Improvements that may be constructed thereon;

(vi)analyze ore at the Lab and refine and process at the Facility ore for third parties, all ore mined by USI at the Mine that does not primarily include lead (which ore, unless agreed otherwise by the Management Committee, will have priority over third party ore or other ore mined or procured by USAC Parent in terms of processing at the Facility) and other ore mined or procured by USAC Parent, in each case using the Technology and other processing technology, except for any periods during which USI is a Defaulting Purchaser, a Defaulting Seller, or is in Monetary Default;

(vii)package all processed ore as requested by the customer with title and risk of loss passing to the customer at the Facility;

(viii) sell the antimony processed at the Facility from ore mined by USI at the Mine to USAC Parent pursuant to a Supply Agreement;

(ix)sell other metals processed at the Facility (e.g. gold, silver and copper) from ore mined by USI at the Mine to USI pursuant to a Supply Agreement;

(x)sell ore processed at the Facility from ore mined or procured by USAC Parent;

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(xi)sell other ore processed at the Facility for third parties and for USAC Parent;

(xii)acquire, develop and/or construct Improvements with respect to the Lab to support and compliment operations and activities at the Facility;

(xiii)borrow money in furtherance of any or all of the objectives of the Company’s business, and secure the same by mortgage, Pledge or other lien on Company assets (although no Member shall be obligated to pledge its Membership Interest in connection with any such financing); and

(xiv)do any and all other acts or things which may be incidental or necessary to carry on the business of the Company as herein contemplated.

(b)Any and all of the activities described in Section 3.1(a) may be conducted directly by the Company or indirectly through one or more subsidiary entities

3.2Acquisition of Project Site. As soon as reasonably practicable after the Effective Date, and subject to the provisions of Section 3.3, USI and the Company shall enter into a mutually agreeable lease or license agreement pursuant to which USI will grant the Company the right to construct, build and operate the Facility on the Project Site and the right to acquire the Project Site and the Improvements thereon for no additional consideration (the “Lease”).After the Company has expended $10 million of the Project Budget towards the construction of the Facility, USI will convey, in accordance with the terms and conditions of the Lease, fee simple title to the Project Site to the Company free and clear of any liens, claims or encumbrances (other than permitted liens), for no additional consideration. The Company will pay for the survey, title policy and environmental site assessment (“ESA”) obtained in connection with such conveyance and a title commitment reasonably satisfactory to the Company will be obtained simultaneously with the execution of the Lease.

3.3Supply Agreements and Other Agreements. The Members agree to negotiate in good faith the Supply Agreements, the Lease, and the Sublicense, and USAC Parent and AGS Parent agree to negotiate in good faith the Guaranty Agreements, and use their commercially reasonable efforts to finalize such documents within sixty (60) days after the Effective Date. Either Member may cause the Company to suspend construction of the Facility if the Supply Agreements, the Lease, the Sublicense and the Guaranty Agreements are not executed within ninety (90) days after the Effective Date by providing the other Member with thirty (30) days prior written notice of such suspension, which suspension shall only become effective if such documents are not fully executed prior to the expiration of such thirty (30) day period.

3.4Certain Covenants of the Members and Their Affiliates.

(a)Government Funds. USAC agrees that all funds it or any Affiliate receives, or applies for, from and after the Effective Date, by way of grants, loans or otherwise, from any federal or other governmental agency, which funds are intended for the production or processing of antimony at the Facility, shall be applied for in the name of the Company and used only for the construction and operation (and reimbursement of prior incurred costs and expenses for such construction and operation) of the Facility, and to the extent that it

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or any Affiliate applies for any such funds, it shall do so only after providing the Management Committee with notice of USAC’s or its Affiliates’ intention to apply for such funds.Any government funds so received by USAC or any Affiliate shall be contributed by USAC to the Company (but shall not be deemed a Capital Contribution by USAC) and used by the Company to satisfy (or as reimbursement for) the costs and expenses contained in the Project Budget.

(b)DLA Agreement. After the construction of the Facility has been completed and antimony processing Operations have commenced at the Facility, the Company shall have the right of first refusal to (i) supply processed antimony to USAC Parent’s or an Affiliate’s facility where such processed antimony will be further processed to create antimony ingots for delivery to DLA under the DLA Agreement, and (ii) receive payment for such processed antimony, but only if the Company agrees to sell such antimony at a price no higher than ################################################### ##################################################################################### provided, however that the Company shall only have such right of first refusal during the period that USAC remains a Member.

ARTICLE IV.

CAPITAL CONTRIBUTIONS; PRESENTATION AND APPROVAL OF BUDGETS

4.1Initial Capital Contributions.

(a)USI. On the Effective Date, USI has agreed to contribute the right to use and purchase the Project Site to the Company pursuant to the Lease as set forth in Section 3.2.The right to use and purchase the Project Site shall have a fair market value of ############ and USI shall be deemed to have funded an initial Capital Contribution equal to such dollar amount on the Effective Date.

(b)USAC. Simultaneously with the execution of the Lease, and subject to the provisions of Section 3.3, USAC has agreed to cause USAC Parent enter into a sublicense of the License Agreement with the Company in form and substance reasonably satisfactory to such parties, pursuant to which, in pertinent part, USAC Parent will grant to the Company a perpetual license to use the Technology in accordance with the terms and conditions of the License Agreement (the “Sublicense”). USAC’s agreement to cause USAC Parent to provide that Sublicense to the Company shall have a fair market value of ###########and USAC shall be deemed to have funded an initial Capital Contribution equal to such dollar amount.

(c)USAC and USI Funding of Project Budget.

(i)USAC and USI each agree to fund initial Capital Contributions, in accordance with their Funding Percentages, in the aggregate amount equal to the Project Budget to construct the initial Improvements on the Project Site, construct and develop the Facility, and acquire the Lab; provided, however, that USAC and USI shall be entitled to fund such Project Budget and contribute their initial Capital Contribution over the course of the construction of the Facility as such funds are

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due and payable, based on cash calls from the Operator pursuant to Section 4.1(c)(ii). The Members expect that the Project Budget to be in the range of ################ and the dollar amount of such Project Budget shall be based upon bids and a Guaranteed Maximum Price (“GMP”) obtained by the Operator to construct the Facility in accordance with the Plans and Specifications. The GMP contract will be subject to the approval of the Design Build Committee.

(ii)On the basis of the Project Budget, the Operator shall submit to each Member at least ten (10) days before the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of such a billing, each Member shall pay to the Company as part of its initial Capital Contribution under Section 4.1(c)(i) its proportionate share of the estimated amount based on its Funding Percentage. Time is of the essence in the payment of such billings.

(d)Additional Cash Call Procedure.Following completion of the Project Budget, with respect to each subsequently adopted Budget under Section 4.11, the Operator shall make cash calls in the same manner as set forth in Section 4.1(c)(ii), which each Member shall fund as an additional Capital Contribution in accordance with its Funding Percentage, subject to the provisions of Section 4.13.

(e)Bad Conduct Cost.

(i)If, at any time, the Company incurs any cost, expense, or liability, or suffers any damage or claim that is solely attributable to an act or acts or omission or omissions of a Member or an Affiliate of a Member (such Member, including a Member serving as the Operator, the “Bad Conduct Member”) that constitutes Bad Conduct (to the extent any such cost, expense, liability, damage, and/or claim is attributable to such an act or acts or omission or omissions of a Member or its Affiliate, it is referred to as a “Bad Conduct Cost”), then such Bad Conduct Member shall immediately (but no later than ten (10) Business Days after demand by the other Member) pay to the Company, in immediately available funds, an amount equal to such Bad Conduct Cost. The dollar amount of any Bad Conduct Cost shall be reduced by the dollar amount of any insurance proceeds or other payments received by the Company in connection with such act or omission.

(ii)Notwithstanding anything to the contrary in this Agreement, amounts paid to the Company by a Bad Conduct Member for a Bad Conduct Cost shall not be treated as a loan to the Company nor shall any such amount be treated as a Capital Contribution and such Bad Conduct Member shall not receive any Capital Account credit for any payments made to the Company with respect to a Bad Conduct Cost. To the extent federal income tax or other rules require that such Bad Conduct Member’s Capital Account be increased by payments described in this Section 4.1(e)(ii), then the resulting deduction and/or loss (if any) shall be specially allocated to such Bad Conduct Member in an amount equal to any such payments described in this Section 4.1(e)(ii).

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(f)Credit for Capital Contributions.Any Capital Contributions made by a Member shall be credited to the Capital Account of such Member as and when such Capital Contribution is made, except as otherwise provided by Section 4.1(e)(ii).

4.2Monetary Default by a Member in Making Capital Contributions or Failing to Pay a Bad Conduct Cost or Other Amounts Pursuant to Section 4.2.

(a)Default Notice.If either Member reasonably determines that the other Member has failed to make any required Capital Contributions or pay a Bad Conduct Cost or pay any other amount due from it pursuant to Section 4.1, then such Member shall immediately send a written notice (the “Default Notice”) to the Member that failed to make the required Capital Contribution or pay the Bad Conduct Cost or pay any other amount due from it pursuant to this Section 4.2, notifying such Member of its failure to make such Capital Contributions or pay such Bad Conduct Cost or pay such other amount due from it pursuant to this Section 4.2, the amount to be contributed or paid, the date such contribution or payment was due, and requesting that such contributions or payments be made immediately.

(b)Funding by Non-Defaulting Member.

(i)If the Member receiving the Default Notice fails to make the applicable Capital Contribution or pay the applicable Bad Conduct Cost or pay the applicable other amount due from it as referenced in the Default Notice, in immediately available funds, within ten (10) Business Days after receiving the Default Notice (the date that is ten (10) Business Days after the receipt of the applicable Default Notice is referred to as the “Default Date”), then such Member (referred to as a “Default Member” and the amount that the Default Member failed to contribute or pay is referred to as the “Default Amount”) shall be in default (a “Monetary Default”). The Member that did not fail to make the required Capital Contribution or pay the Bad Conduct Cost or pay the other amount due from it pursuant to Section 4.2 is referred to as a “Non-Defaulting Member.”

(ii)In the event that a Monetary Default occurs as provided in Section 4.2(b)(i), then the Non-Defaulting Member shall have the right (but not the obligation), in its sole and absolute discretion, to contribute or pay to the Company for the account of and as a loan to such Default Member (such loan is referred to as a “Deficit Loan”) an amount equal to the Default Amount, within ten (10) Business Days after the Default Date (and if the Non-Defaulting Member elects to fund any such Deficit Loan, it shall also simultaneously notify the Management Committee of such election). Upon the funding of the Deficit Loan, such Non-Defaulting Member shall be referred to as the “Deficit Lending Member” and the Default Member that receives a Deficit Loan shall be referred to as an “Obligor.”

(iii)Deficit Loans shall bear interest at a rate equal to the greater of: (A) twenty percent (20%) per annum; and (B) five (5) percentage points above the Prime Rate, but in no event in excess of the maximum rate of interest permitted to be charged under Applicable Laws.Any distribution or payment which might

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otherwise be made to an Obligor of Available Cash or in liquidation or any other cash or property that may become available for distribution or payment to such Obligor, including any payments of interest or principal on any Deficit Loan made by such Obligor, any payments to be made to such Obligor pursuant to Section 10.9 or otherwise, shall (subject to the priorities set forth in Section 4.2(b)(iv)(A) through and including Section 4.2(b)(iv)(D), to the extent applicable) first be applied to repay each Deficit Loan made or deemed made to such Obligor by the Deficit Lending Member, until all of the Deficit Loans made to such Obligor have been paid in full, including all accrued and unpaid interest due thereunder.

(iv)Immediately upon the making of a Deficit Loan, the Obligor under such Deficit Loan shall irrevocably be deemed to have granted to the Deficit Lending Member that made such Deficit Loan, a security interest in all of such Obligor’s right, title and interest in and to the Company and all of such Obligor’s rights, privileges, powers and benefits under or in respect of this Agreement, including, without limitation, all of such Obligor’s Percentage Interest and Membership Interest and all of such Obligor’s rights to receive distributions, payments, profits and losses of all kinds from and after the date of the making of such Deficit Loan (including, without limitation, all of such Obligor’s respective rights to receive distributions or payments of Available Cash, in liquidation or of any other cash or property that may become available for distribution or payment to such Obligor from and after the date of the making of such Deficit Loan, including any payments of interest or principal on any Deficit Loan made by such Obligor, any payments to be made to such Obligor pursuant to Section 10.9 or otherwise, and all of such Obligor’s rights to Profits and Losses from and after the date of the making of such Deficit Loan), regardless of whether same were earned or accrued or could have or should have been distributed (but were not) or otherwise relate to the period prior to, as of or after the date of the making of such Deficit Loan. The grant made in the immediately preceding sentence is as security for such Obligor’s obligations under such Deficit Loan, in accordance with Article 9 of the Uniform Commercial Code as in effect in the State of Delaware, with such security interest: (A) to be subordinate to all pledges and security interests that have been consented to pursuant to Article X, provided such pledges and/or security interests had been perfected prior to the date the relevant Deficit Loan was made; (B) to be subordinate to all security interests granted under this Section 4.2(b)(iv) in connection with Deficit Loans made prior to the date of such Deficit Loan, regardless of whether a financing statement had been filed in connection therewith; and (C) to have priority over all other security interests.Each Obligor hereby agrees to the filing by the Deficit Lending Member of all U.C.C. financing statements and continuation statements with respect to the security interest granted under this Section 4.2(b)(iv) as the Deficit Lending Member may determine to be necessary, but the priorities set forth above shall be effective notwithstanding any failure to execute and/or file any such financing or continuation statements.

(v)The Obligor under a Deficit Loan may repay in full all of the principal amount plus accrued interest owing to the Deficit Lending Member at any time prior to the receipt of a Conversion Notice under Section 4.2(c), and in that

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event the Percentage Interests and Membership Interests of each Member shall be automatically restored to the percentages that existed immediately prior to the making of the Deficit Loan (subject to any Conversion that may have occurred in the interim with respect to other Deficit Loans).

(c)Conversion.

(i)In lieu of treating or continuing to treat all or any portion of the amounts advanced by a Deficit Lending Member to or on behalf of an Obligor as all or a portion of a Deficit Loan, a Deficit Lending Member that made a Deficit Loan may elect (the “Electing Member”), by giving written notice (each, a “Conversion Notice”) to the Obligor under the applicable Deficit Loan and the Management Committee at any time prior to such Deficit Loan being repaid in full, to effectuate a Conversion of all or any portion of the Electing Member’s Deficit Loan (including accrued and unpaid interest thereon) in exchange for a portion (as provided in Section 4.2(c)(ii) below) of an Obligor’s Percentage Interest (subject only to such pledges and/or security interests that have priority, as set forth in Section 4.2(b)(iii), over the Deficit Loan which is the subject of the Conversion Notice) and, as a result of such Conversion, to cause the Percentage Interest of such Obligor to be permanently decreased and the Percentage Interest of the Electing Member to be permanently increased in the manner set forth in Section 4.2(c)(ii). Each Conversion Notice shall set forth the amount of the Deficit Loan made by such Electing Member that is to be the subject of a Conversion pursuant to this Section 4.2(c).

(ii)Notwithstanding anything in this Agreement to the contrary, effective on the applicable Conversion Date, the Percentage Interest of: (A) the Obligor that is the subject of the applicable Conversion Notice shall be permanently reduced (but not below zero) by an amount (expressed as a percentage) equal to: (i) the Dilution Multiple; multiplied by the amount of the Deficit Loan (including accrued and unpaid interest thereon); divided by (ii) the aggregate Capital Contributions of the Members (determined after taking into account the amount of the Deficit Loan to be converted); and (B) the Electing Member which sent the applicable Conversion Notice shall be permanently increased by the number of percentage points (and/or fractions thereof) by which the Percentage Interest of the Obligor had been reduced pursuant to clause (A) of this sentence. The foregoing adjustments shall be effective as of the date of the default.

(iii)If any Percentage Interest is adjusted as provided in this Section 4.2(c), such adjustment shall apply from and after the applicable Conversion Date, including, without limitation, with respect to distributions and payments to be made pursuant to this Agreement (including, without limitation, pursuant to Section 6.1, Article X, and Article XI) and voting rights granted in this Agreement to the Members. The provisions of this Section 4.2(c) shall apply from time to time with respect to any outstanding Deficit Loans, and the Percentage Interest of either Member in the Company, as the same may have been increased or reduced by reason of an earlier Conversion pursuant to this Section 4.2(c), shall be

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further increased or reduced by application of this Section 4.2(c) in connection with any subsequent Conversions. Each Member hereby agrees to execute all documents, agreements and instruments as the Deficit Lending Member that holds any Deficit Loan may reasonably request to give effect to this entire Section 4.2, and hereby grants an irrevocable power of attorney to the Electing Member to execute and deliver all such instruments, documents and agreements (including, without limitation, financing statements and continuation statements with respect to Deficit Loans), which power of attorney is coupled with an interest and is irrevocable; provided, however, that (notwithstanding anything to the contrary contained in this Agreement) either Member (without the consent or any further action of the other Member) may execute and deliver all such instruments, documents and agreements on behalf of the other Member pursuant to such power of attorney if and to the extent the other Member or its Affiliate is an Obligor and the reason for such instrument, document or agreement arises out of, relates to or is otherwise in connection with any Deficit Loan to such Obligor Member or its Affiliate.

(iv)EACH MEMBER ACKNOWLEDGES AND AGREES THAT EACH SUCH MEMBER’S MEMBERSHIP INTEREST IN THE COMPANY MAY BE SUBSTANTIALLY DILUTED AND/OR FORFEITED IF SUCH MEMBER FAILS TO MAKE REQUIRED CONTRIBUTIONS UNDER THIS AGREEMENT.EACH MEMBER FURTHER ACKNOWLEDGES AND AGREES THAT THE REMEDIES AVAILABLE TO A NON-DEFAULTING MEMBER PURSUANT TO THIS ENTIRE Article IV, ARTICLE VII AND ARTICLE XI ARE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO ANY MEMBER FOR A DEFAULT BY ANY OTHER MEMBER IN ITS OBLIGATIONS TO MAKE CAPITAL CONTRIBUTIONS UNDER THIS AGREEMENT.

4.3Capital Accounts.

(a)Maintenance Rules. The Company shall maintain for each Member a separate Capital Account in accordance with this Section 4.3. Each Capital Account shall be maintained in accordance with the following provisions:

(i)Such Capital Account shall be increased by the amount of money or Book Value (as of the date of the contribution) of any property contributed by such Member to the Company pursuant to this Agreement (net of liabilities secured by such contributed property that the Company assumes or takes subject to under Code section 752), such Member’s allocable share of Profits and any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 5.2, and the amount of any Company liabilities assumed by such Member pursuant to section 1.704-1(b)(2)(iv)(c) of the Regulations.

(ii)Such Capital Account shall be decreased by the amount of money or Book Value of any property distributed (as of the date of the distribution) to such Member pursuant to this Agreement (net of liabilities secured by such distributed

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property that such Member assumes or takes subject to under Code section 752), such Member’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 4.1(e)(ii) and Section 5.2, and the amount of any liabilities of the Member assumed by the Company pursuant to section 1.704-1(b)(2)(iv)(c) of the Regulations.

(iii)In the event all or a portion of an interest in the Company is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.

(iv)In determining the amount of any liability for purposes of Section 4.3(a)(i) or Section 4.3(a)(ii), there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts generally are intended to comply with section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Management Committee reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts (including, without limitation, increases or decreases relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or a Member), are computed in order to comply with such Regulations, the Management Committee may authorize such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Section 11.2(d) upon the dissolution of the Company.

(b)Definition of Profits and Losses. “Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)Income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.4(b) shall be added to such taxable income or loss;

(ii)Any expenditures of the Company described in Code section 705(a)(2)(B), or treated as Code section 705(a)(2)(B) expenditures pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.4(b) shall be subtracted from such taxable income or loss;

(iii)If the Book Value of any Company asset is adjusted pursuant to Section 4.3(c)(ii) or Section 4.3(c)(iv), the amount of such adjustment shall be

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taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(iv)Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(v)In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation. “Book Depreciation” means for any Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Book Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for that asset for such year or other period bears to the adjusted tax basis of that asset at the beginning of such Fiscal Year or other period; provided, however, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, then Book Depreciation for that asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the Management Committee; and further provided that with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” pursuant to section 1.704-3(d) of the Regulations, Book Depreciation for such taxable year shall be the amount of book basis recovered for such year under the rules prescribed by section 1.704-3(d) of the Regulations;

(vi)To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)Notwithstanding any other provision of this Section 4.3(b), any items that are specially allocated pursuant to Section 4.1(e)(ii) or Section 5.2 shall not be taken into account in computing Profits and Losses.

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(c)Definition of Book Value. “Book Value” means for any asset the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)The initial Book Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(ii)The Book Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as of the following times: (A) on the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) on the distribution by the Company to a retiring or continuing Member of more than a de minimis amount of money or other Company property as consideration for an interest in the Company; (C) on the liquidation of the Company within the meaning of section 1.704-1(b)(2)(ii)(g) of the Regulations; (D) on the grant by the Company of more than a de minimis interest in the Company as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in a Member capacity or in anticipation of becoming a Member; and (E) in connection with the issuance by the Company of a non-compensatory option, other than an option for a de minimis partnership interest; provided, however, that adjustments pursuant to clauses (A), (B), and (D) above shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)The Book Value of any Company asset distributed to any Member (other than pursuant to a Supply Agreement) shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution;

(iv)The Book Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 4.3(b)(vi) or Section 5.2(e); provided, however, that Book Values shall not be adjusted pursuant to this Section 4.3(c)(iv) to the extent the Management Committee determines that an adjustment pursuant to Section 4.3(c)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 4.3(c)(iv); and

(v)If the Book Value of an asset has been determined or adjusted pursuant to Section 4.3(c)(i), Section 4.3(c)(ii) or Section 4.3(c)(iv), such Book Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

4.4Negative Capital Accounts. If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore or repay to the Company or any other Member such negative balance or to make any Capital Contribution to the Company by reason

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thereof, and such negative balance shall not be considered an asset of the Company or of any Member.

4.5Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts.

4.6No Withdrawal. No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Company, except as provided in Article V and Article XI.

4.7Limitation on Capital Contributions and Loans. Except as specifically provided in this Article IV, no Member may contribute capital to the Company. In addition, no Member may loan or advance money to the Company unless such loan or advance has been approved by the Management Committee.

4.8Members’ Liability. Except as otherwise expressly provided in this Agreement, the personal liability of the Members under this Agreement and all recourse under this Agreement shall be expressly limited to each Member’s Membership Interest and the assets of the Company, including, without limitation, its Percentage Interest and the amount of Capital Contributions that it has made in accordance with, and subject to, the provisions of this Article IV.

4.9Operations Under Budgets. All Operations shall be conducted and expenses shall be incurred consistent with the Project Budget and all subsequently approved Budgets, except to the extent set forth in Section 4.6.

4.10Presentation of Proposed Budgets. Not later than (a) June 30, 2026, or such other date as may be agreed to by the Members, with respect to the Project Budget, and (b) November 1st of each calendar year, beginning with the calendar year during which post-construction Operations are scheduled to commence at the Facility, the Operator shall prepare the proposed Project Budget, or a proposed Budget for the succeeding calendar year or longer such period approved by the Management Committee, as applicable, and submit that proposed Budget to the Management Committee for its review and approval. The proposed Budget shall be accompanied by a notice of the date and time of the meeting of the Management Committee to be held to consider the proposed Budget, which date shall not be less than fifteen (15) days after the submission of the proposed Budget to the Management Committee.

4.11Approval of Proposed Budgets.At (a) the first meeting of the Management Committee held to consider the proposed Project Budget, or (b) on or before December 1st of each calendar year, beginning with the calendar year during which Operations under the Budget are completed, at a meeting of the Management Committee, the Authorized Representatives of each Member shall submit in writing to the Management Committee whether such Authorized Representatives (a) approve the proposed Budget, (b) propose modifications to the proposed Budget, or (c) reject the proposed Budget. If the Authorized Representatives of a Member do not approve the proposed Budget, then the Management Committee shall call another meeting to be held within ten (10) days after the first meeting to consider the Budget and to vote on a revised Budget. During such ten (10)-day period, the Operator shall negotiate in good faith with the Authorized Representatives to develop a revised Budget that is acceptable to all of the Authorized

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Representatives, and shall deliver its revised Budget to the Authorized Representatives at or before the subsequent meeting. At the subsequent meeting to again approve the Budget (taking into account any revisions proposed by the Authorized Representatives during the negotiation period), the Authorized Representatives of each Member shall vote to either approve or reject the revised Budget. If one or more Authorized Representatives do not attend any meeting of the Management Committee, the purpose of which is to review and approve a Budget or an Amendment, then the Authorized Representatives present at the meeting may approve the proposed Budget, but no other action may be taken at the meeting.

4.12Amendments. The Operator may propose amendments (“Amendments”) to any currently approved Budget from time to time. The Authorized Representatives of each Member shall have fifteen (15) days after the proposal of an Amendment by the Operator to submit in writing to the Management Committee one of the responses described in Section 4.11(a), (b) or (c) (substituting “Amendment” for “Budget” in each case). If the Authorized Representatives of a Member fail to respond within the ten (10)-day period, then those Authorized Representatives shall be deemed to have approved the proposed Amendment. If the Authorized Representatives of a Member timely submit to the Management Committee their rejection of, or proposed modifications to, the proposed Amendment, then the Operator may call a special meeting of the Management Committee to vote on an Amendment. If the Operator calls such a meeting, the Operator shall negotiate in good faith with the Authorized Representatives to develop an Amendment that is acceptable to all of the Authorized Representatives, and shall deliver its revised Amendment to the Authorized Representatives at or before the meeting, but neither the Operator nor any Authorized Representatives shall have any obligation to agree to any particular modification to the Budget during such negotiations. At the meeting to vote on the Amendment (taking into account any revisions made by the Operator during the negotiation period), the Authorized Representatives of each Member shall vote to either approve or reject the revised Amendment.

4.13Election to Contribute.

(a)Except with respect to the Project Budget, with respect to which each Member has agreed to fully contribute in accordance with its Percentage Interest, by notice to the Management Committee (a “Non-Contribution Notice”) within fifteen (15) days after the final vote approving a Budget, a Member (a “Non-Contributing Member”) may elect to contribute to such Budget in some lesser amount than in accordance with its Funding Percentage, or may elect not to contribute any amount to such Budget. If a Member does not timely provide a Non-Contribution Notice to the Management Committee, such Member shall be deemed to have elected to contribute to the Budget in proportion to its Funding Percentage as of the beginning of the period covered by the Budget. The difference, if any, between the amount that the Non-Contributing Member would otherwise be required to contribute in accordance with its Funding Percentage and the amount, if any, that the Non-Contributing Member elects or is deemed to elect to contribute, is referred to as the “Underfunded Amount.”

(b)If a Non-Contributing Member timely delivers a Non-Contribution Notice, and the other Member has or is deemed to have elected to contribute its proportion amount to the Budget in accordance with its Funding Percentage, such other Member (the

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“Contributing Member”) shall have the right (but not the obligation) to elect by notice to the Non-Contributing Member delivered within ten (10) days after its receipt of the Non- Contribution Notice, to contribute all or any portion (an “Excess Contribution”) of the Underfunded Amount to such Budget.

(c)If a Non-Contributing Member timely delivers a Non-Contribution Notice and the other Member contributes its Funding Percentage of the Budget, the Percentage Interest of the Non-Contributing Member shall be decreased (and the Percentage Interest of the Contributing Member shall be correspondingly increased), effective as of the beginning of the period covered by the Budget, expressed as a percentage, determined as follows:

(i)the numerator of which equals the Underfunded Amount:

(ii)the denominator of which equals: the sum of all of the Capital Contributions made by all Members as of the beginning of the period covered by the Budget.

(d)If a Non-Contributing Member delivers a Non-Contribution Notice and the Contributing Member does not elect to contribute the entire Underfunded Amount, the Operator shall adjust the Budget to the extent the Operator reasonably deems necessary to take into account the reduced contributions. The Budget as adjusted under this Section 4.13(d) shall replace the Budget previously adopted by the Management Committee for the subject Budget period.

4.14Deadlock on Proposed Budgets. If the Members, acting through the Management Committee, fail to approve a Budget by the beginning of the period to which the proposed Budget applies, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Operator shall continue Operations at levels sufficient to maintain the then current Operations. The Members shall continue to make Capital Contributions in accordance with the Funding Percentages applicable to the last adopted Budget in response to capital calls from the Operator to fund such Operations during a Deadlock, until such Deadlock is resolved by the Management Committee or either Member delivers a Buy/Sell Notice pursuant to the provisions of Section 10.9.

4.15Budget Overruns; Budget Changes. The Operator shall immediately provide notice to the Management Committee if an adopted Budget is exceeded or is expected to be exceeded by ten percent (10%) or more. Budget overruns of ten percent (10%) or less shall be considered costs and expenses of the Company, and shall be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Percentage Interests.

4.16Emergency or Unexpected Expenditures. In case of an emergency, the Operator may take any reasonable action it deems necessary to protect life, limb or property, to protect the assets of the Company or to comply with Laws. The Operator may also make reasonable expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care in Section 7.1(f). The Operator shall promptly provide notice to the Members of the emergency or unexpected expenditure, and shall be reimbursed for

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all resulting costs by the Company, which costs shall, unless a Material Breach by the Operator has caused the emergency or unexpected expenditure to occur, be funded by the Members making additional Capital Contributions to the Company under Section 4.1 in proportion to their respective Percentage Interests at the time the emergency or unexpected expenditures are incurred.

ARTICLE V.

ALLOCATIONS

5.1Allocations of Profits and Losses. After giving effect to the allocations set forth in Section 4.1(e)(ii) and Section 5.2, and after giving effect to all distributions of cash or property (other than cash or property to be distributed pursuant to Article XI), Profits and Losses of the Company for any Fiscal Year or other relevant period shall be allocated among the Members in the manner that will cause their Adjusted Capital Accounts to equal, to the maximum extent possible, the amount that would be distributable to such Members under Section 6.1 if: (a) the Company were deemed to have sold all of their remaining assets for an amount equal to their Book Value (taking into account any adjustments to Book Value for such Fiscal Year); (b) the deemed proceeds of such sale were first used to pay all applicable Company liabilities (as contemplated in Section 11.2(d)(ii) but limited with respect to each nonrecourse liability to the Book Value of the property securing such nonrecourse liability); and (c) the remaining portion of the deemed cash proceeds were then distributed to the Members pursuant to Section 6.1. It is the intention of the Members that this Section 5.1 shall be applied so that upon the occurrence of the liquidation of the Company, the balances in the Members’ respective Capital Accounts will have been established to the extent feasible under this Section 5.1 to equal the amounts that are distributed to the Members respectively pursuant to Section 11.2(d)(ii), in order that distributions in liquidation of the Company effectively will meet the requirements of section 1.704-1(b)(2)(ii)(b)(2) of the Regulations.

5.2Special Allocations of Profits and Losses.

(a)Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Regulations, notwithstanding any other provision of Article V, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company gross income and gain for such taxable year (and if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement (set forth in section 1.704-2(f) of the Regulations) relating to Company nonrecourse liabilities (as defined in section 1.704-2(b)(3) of the Regulations) and shall be so interpreted.

(b)Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article V, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member

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Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company gross income and gain for such taxable year (and if necessary, subsequent taxable years) in an amount equal to the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement (set forth in section 1.704-2(i)(4) of the Regulations) relating to Member Nonrecourse Debt and shall be so interpreted.

(c)Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in section 1.704-1(b)(2)(ii)(d)(4), section 1.704-1(b)(2)(ii)(d)(5), or section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company gross income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c) were not in the Agreement.

(d)Gross Income Allocation. If any Member has an Adjusted Capital Account Deficit at the end of any Company taxable year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if Section 5.2(c) and this Section 5.2(d) were not in the Agreement.

(e)Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code sections 734(b) or 743(b) is required, pursuant to sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as the result of a Transfer or a distribution to a Member in complete liquidation of its interest in the Company or a Transfer of a Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(f)Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be considered an additional item of taxable loss or deduction that is included in the determination of Profits and Losses pursuant to Section 4.3(b) and that is then allocated among the Members as a part of the allocation of Profits and Losses.

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(g)Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated pursuant to section 1.704-2(b)(4) and (i)(1) of the Regulations to the Member or Members who bears the economic risk of loss with respect to such deductions.

(h)Specially Allocated Expenditures. Any deductions or non-deductible expenditures which pursuant to the Code are required to be charged against a Member’s Capital Account balance and which are funded pursuant to Section 4.1(e) or Section 4.1(f) shall be allocated to the Member funding such expenditures.

5.3Tax Allocations: Code Section 704(c).

(a)In accordance with Code section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with Section 4.3(c)(i)).

(b)If the Book Value of any Company asset is adjusted pursuant to Section 4.3(c)(ii), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to allocations made pursuant to this Section 5.3 shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of the Agreement. Allocations pursuant to this Section 5.3 are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, and other items or distributions pursuant to any provision of this Agreement. Notwithstanding the foregoing, each Member believes (based on Applicable Law as of the Effective Date) that any variation on the Effective Date between the adjusted basis of the Project Site to the Company for federal income tax purposes and its initial Book Value as set forth in Section 4.1(a) shall be attributable to land which is neither depreciable or amortizable.

5.4Other Allocation Rules.

(a)For purposes of determining the Profits, Losses, or any other item allocable to any period, Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the Management Committee using any permissible method under Code section 706 and the Regulations thereunder.

(b)For federal income tax purposes, every item of income, gain, loss, and deduction shall be allocated among the Members in accordance with the allocations under Section 5.1, Section 5.2, and Section 5.3.

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(c)The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.

(d)It is intended that the allocations in Section 5.1, Section 5.2, and Section 5.3 effect an allocation for federal income tax purposes consistent with Code section 704 and comply with any limitations or restrictions therein.

(e)The Members agree that their distribution share under Section 6.1 represents their respective interests in Company profits for purposes of allocating excess nonrecourse liabilities (as defined in section 1.752-3(a)(3) of the Regulations) pursuant to section 1.752-3(a)(3) of the Regulations.

ARTICLE VI.

DISTRIBUTIONS

6.1Distributions of Available Cash. Subject to Section 6.3, the Operator shall periodically determine in its reasonable discretion (subject to confirmation by the Management Committee) if there is any Available Cash. If the Operator determines that Available Cash exists, then such Available Cash shall be distributed as soon as reasonably practicable thereafter to the Members in proportion to their Percentage Interests as of the date of such distribution.

6.2Amounts Withheld.

(a)Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member, if such Member has not timely or properly paid the same, any amount of federal, state, local, or foreign taxes that the Company reasonably determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code sections 1441, 1442, 1445, or 1446.

(b)Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within 15 days after notice from the Operator that such payment must be made unless: (i) the Company withholds such payment from a distribution which would otherwise be made to the Member; or (ii) the Management Committee determines that such payment may be satisfied out of the Available Cash of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Member pursuant to Section 6.1.

(c)Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 6.2.

(d)Any amounts payable by a Member pursuant to this Section 6.2 shall bear interest at the greater of: (i) the Prime Rate, plus four hundred basis points, and (ii) the

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Maximum Rate (but in no event in excess of the maximum rate of interest permitted to be charged under Applicable Laws), until such amount is paid in full. Each Member shall take such actions as the Management Committee shall request in order to perfect or enforce the security interest created hereunder.

6.3Limitation on Distributions. Any other provision of this Agreement to the contrary notwithstanding, no distribution to the Members will be declared and paid unless after the distribution is made, the Fair Market Value of all of the assets of the Company is in excess of all liabilities of the Company, other than liabilities to the Members on account of their Capital Accounts.

ARTICLE VII.

MANAGEMENT OF THE COMPANY

7.1Establishment and Authority of the Management Committee and the Operator.

(a)Management Authority. Except as delegated to the Operator under Sections 7.1(c) and (d), the Management Committee shall have the exclusive power and authority to approve Major Decisions. The Operator shall have the power and authority to make any other decision or take any other action on behalf of the Company that does not require the approval of the Management Committee under this Agreement. In connection with the implementation, consummation or administration of any matter within the scope of the Operator’s authority, the Operator is authorized, without the approval of the Members or the Management Committee, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Operator deems it necessary or desirable. The Operator may delegate to officers, employees, agents, contractors or representatives of the Company any or all of its powers by written authorization identifying specifically or generally the powers delegated or acts authorized, but no such delegation shall relieve the Operator of its obligations hereunder.

(b)Organization and Composition of the Management Committee. The Members hereby establish a committee (the “Management Committee”) consisting of the six (6) Authorized Representatives, three (3) from each Member, listed on Exhibit B. An Authorized Representative of the Member that holds greater than fifty percent (50%) of the Percentage Interests of the Members shall serve as the chair of the Management Committee. Authorized Representatives shall not be considered managers under the Act, but derive all of their right, power and authority from the Members. No Member or Authorized Representative shall have the power to bind the Company or to execute documents and instruments on behalf of the Company, unless such Member or Authorized Representative also is the Operator or such power and authority has been delegated by the Management Committee to such Member or Authorized Representative, and then only in that capacity.

(c)Voting. Each Member, acting through its Authorized Representatives, shall vote on the Management Committee in accordance with its Percentage Interest. No disagreements between or among the Authorized Representatives of a particular Member

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shall result in that Member not voting on any particular item or change the Percentage Interest applicable to that Member’s vote. If all Authorized Representatives appointed by a Member are not present at a meeting of the Management Committee, the Authorized Representatives appointed by such Member that are present shall have the authority to represent the entire Percentage Interest of the appointing Member. Whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Management Committee, such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of Authorized Representatives of the Members.

(d)Operator’s Obligations, Covenants and Exclusive Authority. Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.3, for so long as USAC is a Member, USAC shall serve as the Operator and, until its removal as the Operator in accordance with this Agreement, shall have the sole and exclusive right and obligation to make all day-to-day decisions relating to, and manage and control, the operations and activities of the Company, including, without limitation, the construction of the Improvements comprising the Facility on the Project Site consistent with the Project Budget and the Plans and Specifications (including, without limitation, obtaining all permits, entitlements, and certificates of occupancy relating thereto), the operations of the Facility thereafter, and the operations of the Lab.

(e)Duties of the Operator. Without limiting the provisions of Section 7.1(d), the Operator shall have the following duties:

(i)The Operator shall manage, direct and control Operations in all material respects in accordance with adopted Budgets, including the Project Budget, as well as adopted Amendments, and shall prepare to present to the Management Committee proposed Budgets, including the Project Budget and proposed Amendments.

(ii)The Operator shall implement Major Decisions, shall make from Company funds all expenditures necessary to carry out adopted Budgets, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Operator to carry out its responsibilities under this Agreement.

(iii)The Operator shall purchase or otherwise acquire all material, supplies, equipment, water, utility, and transportation services required for Operations at market prices and upon commercially reasonable terms and conditions.

(iv)The Operator shall take such actions as may be advisable in the Operator’s reasonable judgment to keep the assets of the Company free and clear of liens, claims, charges, and encumbrances.

(v)The Operator shall (i) make or arrange for all payments required by any Project Document, and (ii) pay all Taxes on Operations and assets of the Company, except Taxes determined or measured by a Member’s revenue or net

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income; provided, that the Operator shall have the right to contest the validity or amount of any Taxes the Operator deems to be unlawful, unjust, unequal or excessive, and to undertake such other steps or proceedings as the Operator may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization of such Taxes before such Taxes are required to be paid, but he Operator shall not permit or allow title to any Company assets to be lost as the result of nonpayment of any such Taxes.

(vi)The Operator shall (A) apply for all necessary permits, licenses or other approvals required for the Project (other than Permits, which will remain in the name of USI), (B) comply in all material respects with applicable Laws, (C) promptly provide notice to the Management Committee after becoming aware of any allegations of a material violation of Laws, and (D) prepare and file all reports or notices required by any governmental authority for Operations. The Operator shall timely cure or dispose of any violation of Laws through performance, or payment of fines and penalties, or both, the cost of which shall be charged to the Company, unless constituting Bad Conduct.

(vii)The Operator shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of applicable Laws or contractual obligations and shall include in each proposed Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligations pertaining to Environmental Compliance.

(viii) Funds deposited into the Environmental Compliance Fund shall be maintained by the Operator in a separate, interest-bearing cash management account, which may include money market investments and money market funds, or longer-term investments approved by the Management Committee. Such funds shall be used solely for Environmental Compliance, including committing such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Facility or the Project Site, and for other Environmental Compliance requirements.

(ix)The Operator shall prosecute and defend, but shall not initiate without the approval of the Management Committee, all litigation, arbitrations, or administrative proceedings arising out of Operations. The Operator shall keep the Management Committee reasonably informed of the progress of any such litigation, arbitrations or proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of $100,000 in cash or value.

(x)The Operator may dispose of assets, whether by abandonment, surrender, or transfer, only in the ordinary course of business. Without prior approval from Management Committee, the Operator shall not (A) dispose of assets of the Company (other than pursuant to the Supply Agreements) outside the ordinary course of business in any one transaction (or in any series of related

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transactions) having a value in excess of $100,000, (B) enter into any sales contracts or commitments for products (other than the Supply Agreements) outside the ordinary course of business, (C) dissolve or begin a liquidation of the Company, or (D) dispose of all or a substantial part of the assets of the Company necessary for the Project.

(xi)The Operator shall use its commercially reasonable efforts to cause the Company to comply in all material respects with all of the terms and conditions of the Underlying Agreements.

(xii)The Operator shall undertake all other activities reasonably necessary to fulfill the foregoing.

(xiii) The Operator shall have the right to carry out its duties and responsibilities under this Agreement through Affiliates, agents, consultants or independent contractors, but no such persons shall have any rights under this Agreement.

(xiv) The Operator shall have no authority to amend or allow for the amendment of any of the terms and provisions of the Sublicense Agreement, or to terminate or allow for the termination of the Sublicense Agreement, without the consent of the Management Committee, which consent shall not be unreasonably withheld delayed or conditioned.

(f)Standards of Care. The Operator shall discharge its duties under Section 7.1(d) and conduct all Operations in all material respects in a good, workerlike and efficient manner, in accordance with sound mining, mineral processing, and other applicable industry standards and practices, and in all material respects in accordance with the terms and provisions of all Project Documents and all permits, licenses and other approvals pertaining to the Project, as well as the Underlying Agreements.

(g)Operator Resignation; Removal; Replacement.

(i)The Operator may voluntarily resign at any time upon two (2) months’ prior notice to the Management Committee. Acceptance of such resignation shall not be necessary.

(ii)The Operator shall automatically be deemed to resign without the requirement of notice or other notice of any kind effective immediately upon the occurrence of a Bankruptcy event with respect to the Operator.

(iii)The Operator may be removed by written notice of the other Member to the Operator (i) if the Participating Interest of the Operator becomes less than twenty percent (20%), or (ii) for Bad Conduct of the Operator; provided, such notice shall be delivered to the Operator within ninety (90) days after the date such other Member has notice or knowledge of the event giving rise to the removal right.

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(iv)If the Operator resigns voluntarily under Section 7.1(g)(i), the other Member may elect to become the successor Operator by notice to the Management Committee within thirty (30) days after the date of the voluntary resignation. If the other Member does not make such an election within such thirty (30) day period, the successor Operator (who may be a Member, an Affiliate of a Member or a third party) shall be elected by the Management Committee. If the Operator is removed under Section 7.1(g)(iii), the Authorized Representatives of the other Member may appoint the successor Operator (who may be a Member, an Affiliate of a Member or a third party) by notice to the Management Committee. Any successor Operator shall execute a joinder to this Agreement agreeing to be bound by the provisions of this Agreement that relate to the Operator.

(v)The resignation or removal of a Person as the Operator shall not require or result in the resignation or removal of such Person as a Member, reduce the Percentage Interest of such Member, or restrict the right of such Member to appoint Authorized Representatives to the Management Committee.

(h)Design/Build Committee. The Members hereby establish the Design/Build Committee, which shall consist of one (1) of the Authorized Representatives of each Member or their respective designees. Notwithstanding any of the provisions of this Agreement, including this Article VII, to the contrary, the Design/Build Committee shall have full responsibility and authority for agreeing on the Plans and Specifications, hiring any contractors needed to design and construct the Facility, and approving the Project Budget for the construction of the Facility (which such approval shall be deemed approval by the Management Committee). The Operator shall work and consult with the Design/Build Committee in preparing the proposed Project Budget, and the Design/Build Committee shall approve all contracts entered to be in excess of $100,000 into by the Operator on behalf of the Company in connection with the design and construction of the Facility. The Operator shall also provide monthly reports to the Members, not later than the 10th day of each month, with a summary of the progress of Facility construction activities during the previous month. All decisions of the Design/Build Committee must be unanimous (as evidenced by the vote of the Authorized Representatives, or their respective designees, of each of the Members who are on the Design/Build Committee). The nature and the function of the Design/Build Committee may be modified or eliminated only by the unanimous vote of the Management Committee.

7.2Management Committee Procedures.

(a)Meetings. Meetings of the Management Committee shall be held in accordance with the procedures set forth in either Section 7.2(b) or Section 7.2(c), as applicable.

(b)Formal Meetings.

(i)Upon five (5) Business Days prior written notice (which period of time can be waived or shortened upon unanimous written consent of all of the Members, there shall be a meeting of the Management Committee, and each

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Member shall cause at least one (1) of its Authorized Representatives to be in attendance at such meeting (in person or by telephone or other communication equipment). All notices requesting a meeting in accordance with this Section 7.2(b) shall be accompanied by an agenda in sufficient detail to provide adequate notice of the matters to be discussed and to permit each of the Authorized Representatives to make knowledgeable decisions. Each such notice shall be sent in an envelope or other container marked “CONFIDENTIAL/URGENT.” Matters addressed at any meeting shall be limited to the items set forth in such agenda unless the Authorized Representatives representing each of the Members approves addressing any additional matters.The agenda may include items that are not Major Decision items.

(ii)In the event that no Authorized Representatives of either of the Members attends a proposed meeting, then the Member that requested the meeting and sent the initial notice shall send a second notice to the Members whose Authorized Representatives failed to attend. This second notice also shall be sent in a package or other container marked “CONFIDENTIAL/URGENT,” shall be accompanied by the same information that was sent in the first notice, and also shall include a statement notifying the recipient Member that if at least one (1) of the Authorized Representatives of such recipient Member fail to attend the Management Committee meeting specified in the second notice, then the Authorized Representatives of such recipient Member shall be deemed to have approved the agenda items specified in the second notice. This second notice shall be sent at least ten (10) Business Days (which period of time can be waived or shortened upon unanimous written consent of all of the Members entitled to vote on the matters to be addressed at such meeting) prior to the date of the rescheduled Management Committee meeting.

(iii)In the event that no Authorized Representatives of a Member attends the proposed meeting of the Management Committee after two notices have been sent and at least one (1) of the Authorized Representatives for each Member that attends the meeting and is entitled to vote shall have voted in the affirmative, then the proposal of the Member delivering such notice with respect to such decision shall be deemed to be approved, but only with respect to those agenda matters that were described in sufficient detail on the written notice of the meeting and only if the Member that sent such notice was entitled to vote on such matter. Except as provided for in the preceding sentence and except as expressly provided elsewhere in this Agreement, including, without limitation, Section 7.1(d), no decision of the Members shall be deemed to have been adopted unless such decision has been approved by at least one (1) of the Authorized Representatives of each of the Members who are then entitled to vote on such item.

(iv)Except as otherwise provided in Section 7.2(b)(iii), meetings of the Management Committee shall be held at the principal office of the Company under Section 1.3, or at such other location as may be requested by the Operator. The Operator shall cause to be prepared minutes of each meeting, which shall be promptly delivered to the Members for their approval.

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(c)Actions Without a Formal Meeting.Unless the more formalized and elaborate procedure for calling and holding meetings of the Management Committee has been invoked pursuant to Section 7.2(b), all decisions (including, without limitation, Major Decisions) of the Management Committee must be approved in writing by at least one (1) of the Authorized Representatives of each of the Members who are then entitled to vote.

(d)Authorized Representatives’ Procedures.

(i)Each Member shall be entitled to rely upon the authority of each of the other Member’s Authorized Representatives to act on behalf of the Member which appointed such Authorized Representatives unless such Member has received prior written notice to the contrary.

(ii)Authorized Representatives shall serve until their resignation, death, or removal (except as otherwise provided below) by the Member appointing such Authorized Representative.

(iii)Except as provided in Section 7.2(b)(iii), for purposes of establishing a quorum at any such meeting, it is only necessary that one (1) Authorized Representative of each Member that is entitled to vote be in attendance.

(iv)At the election of any Authorized Representative, the Management Committee may hold a meeting pursuant to Section 7.2(b) and/or Section 7.2(c) by means of conference telephone or similar communication equipment, and an action shall be deemed approved at such a meeting so long as within five (5) Business Days of the telephone meeting such action is ultimately consented to in writing by at least one (1) Authorized Representative of each Member that is entitled to vote on such action. A “writing” for these purposes includes any handwritten, typewritten or digitally written communication or a telecopy of a signed document. In addition, the notice requirements for any meeting of the Management Committee pursuant to Section 7.2(b) may be waived if such waiver is approved by at least one (1) Authorized Representative appointed by each Member that is entitled to vote.

(v)Any Member may designate replacement or additional Authorized Representatives by a written notice of such designation to the other Members; provided, however, that no Member shall remove its last remaining Authorized Representative without appointing a successor Authorized Representative in its notice of removal. Any action by a Member in contravention of the immediately preceding sentence shall be void and of no effect. If at any time a Member notifies the other Members that any of the Authorized Representatives appointed by the Member delivering such notice is no longer to serve in such capacity, then the Authorized Representative(s) of the Member designated in such notice shall, from and after the date on such notice is given, have no authority, power, or capacity with respect to any matter whatsoever to bind the Member that delivered the removal notice.

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(e)Authorized Representatives Not Managers. The Members acknowledge and agree that each Authorized Representative is a representative and agent of the Member that appointed such representative and is not a “manager” as defined in section §18-101(10) of the Delaware Act.

7.3Major Decisions.

(a)Major Decisions. Without limiting the generality of Section 7.1(a) and Section 7.1(b), but subject to Section 7.1(d), neither the Company nor any Member shall have the right or the power to make any commitment or engage in any undertaking on behalf of the Company in respect of a Major Decision unless or until the same has been approved by the Management Committee. Any Member or the Operator shall have the right to submit Major Decisions to the Management Committee for approval. The term “Major Decision,” as used in this Agreement means any decision with respect to the following matters:

(i)Adoption of the Project Budget with respect to the construction of improvements on the Project Site of the Facility;

(ii)Doing any act in contravention of this Agreement (including any act which requires the consent of the other Member) or failing to do any act required by the Agreement;

(iii)Doing any act which would make it impossible to carry on the ordinary business of the Company;

(iv)Filing any voluntary petition in bankruptcy, insolvency, receivership, reorganization or arrangement pursuant to any present or future federal bankruptcy, insolvency or other debtor relief law, or any similar federal or state law, with respect to the Company, or causing the Company to voluntarily take advantage of any present or future federal bankruptcy, insolvency or other debtor relief law, or any similar federal or state law;

(v)Voluntarily and expressly colluding with any Person in, or expressly soliciting or causing to be solicited petitioning creditors for, any involuntary petition in bankruptcy, insolvency, receivership, reorganization or arrangement pursuant to any present or future federal bankruptcy, insolvency law or other debtor relief law, or any similar federal or state law, with respect to the Company;

(vi)Filing of a pleading in any court of record admitting in writing the inability of the Company or any of its subsidiaries to pay their respective debts as they come due;

(vii)Making a general assignment for the benefit of the Company’s creditors;

(viii)Filing an answer admitting the material allegations of, consenting to, defaulting in answering or otherwise acquiescing in or joining in any involuntary

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petition filed against the Company in any bankruptcy, insolvency, receivership, reorganization or arrangement proceeding pursuant to any present or future federal bankruptcy, insolvency or other debtor relief law or any similar federal or state law;

(ix)Filing, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee or examiner for the Company or any subsidiary of the Company or any portion of the Project;

(x)Adopting any construction, development, operating, diligence or other Budget, other than the Project Budget;

(xi)Subject to the provisions of Section 4.16, expending any monies or incurring any monetary liabilities or obligations in excess of the applicable line item for same in the applicable Budget;

(xii)Re-developing, refurbishing or renovating all or any material portion of the Project or the Facility;

(xiii)Borrowing money (secured and unsecured) in amounts in excess of $10 million (other than equipment leases and accounts payable in the ordinary course of business and that are otherwise in compliance with the applicable Budget and otherwise in accordance with this Agreement) and refinancing same, and securing the same by mortgage, pledge or other lien;

(xiv)Selling, transferring, exchanging and otherwise disposing of all or any portion of the Project or the Facility, and/or any Improvements, and the negotiation, execution and delivery of all agreements, documents, certifications and instruments on behalf of the Company in connection therewith, and all amendments, extensions, terminations and waivers relating thereto;

(xv)Approving the original design for the construction of the Facility;

(xvi)Approve the terms and conditions for the acquisition or construction of the Lab;

(xvii)Commencing, prosecuting or defending any proceeding in the Company’s name or paying, compromising, arbitrating, settling or otherwise adjusting proceedings, claims or demands of or against the Company in excess of $5 million;

(xviii)Forming subsidiaries of the Company, including, without limitation, to isolate components of the Company’s businesses and assets from claims of creditors and to transfer assets of the Company thereto;

(xix)Withdrawing, investing, paying, retaining and distributing the Company’s funds outside the ordinary course of business or inconsistent with any Budgets;

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(xx)Participating with others in partnerships, joint ventures, limited liability companies and other associations in connection with the ownership and/or operation of the Project, and/or the operation of the Company;

(xxi)Negotiation, execution and delivery of all general contractor, construction management, subcontractor, performance bonds, payment bonds and similar agreements relating to all or any portion of the Project, the Lab or the Facility, and all amendments, extensions, terminations and waivers in connection with same, to the extent that same exceed $5 million;

(xxii)Causing the Company to convert, by sale, merger, reorganization, consolidation or otherwise, to any other type of business entity;

(xxiii)Causing the Company to make any: (A) material tax election for federal, state, or local tax purposes; or (B) tax election for federal, state, or local purposes that treats one or more Members unfairly as compared to other Members;

(xxiv)Acquiring any additional real property, other than the Project Site and any Improvements to be constructed thereon and the Lab;

(xxv)Except as otherwise provided in Section 10.3 hereof, admitting any other Person to be a Member in the Company and/or a member or shareholder in any subsidiary of the Company; and

(xxvi)Any amendment, modification, amendment or noncompliance by the Company with any Supply Agreement.

(b)Reliance. Any Person dealing with the Company may rely upon a certificate signed by the Members as to:

(i)the identity of the Members and their authority;

(ii)the existence or non-existence of any fact or facts which constitute a condition precedent to the acts by the Members or in any other manner germane to the affairs of the Company; and

(iii)the Persons who are authorized to execute and deliver any instrument or document of the Company.

(c)Voting on Major Decisions. Notwithstanding any provision in this Agreement to the contrary, all Major Decisions shall require the unanimous approval of the Management Committee.

7.4Certificate of Formation. The Certificate of Formation was previously filed with the Secretary of State of Delaware. The Operator shall cause to be filed at the Company’s expense such other certificates or documents (including, without limitation, copies, renewals, amendments or restatements of this Agreement) as may be determined by the Management Committee to be

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reasonable and necessary or appropriate for the formation or qualification and operation of a limited liability company in any other state in which the Company may elect to do business.

7.5Compensation and Reimbursement of Members. Except as provided in Section 7.8 no Member or the Operator nor any Affiliate of any Member or the Operator shall be compensated for any services rendered to the Company and no Member or the Operator nor any Affiliate of any Member or the Operator shall be entitled to any reimbursements from the Company, unless such reimbursements have been specifically approved by the Management Committee. Notwithstanding the foregoing, the Operator shall be entitled to a market based fee to cover its overhead and general and administrative costs, such fee to be included in every proposed Budget submitted to the Management Committee by the Operator and determined as part of the process for approving each Budget. It is the intent of the Members that no Member shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Operator. The Members shall meet and in good faith endeavor to agree upon changes to the fee payable to the Operator as necessary to correct any unfairness or inequity.

7.6Outside Activities. The Members and any Affiliates thereof, and any director, officer, partner, or employee of the Members and any Affiliates thereof, shall be entitled to and may have business interests and engage in business activities and investments in addition to those relating to the Company and may engage in any operations or activities and in any other businesses and activities and investments for their own accounts and for the accounts of others (including, without limitation, those that may be the same or similar to the Company’s business and in direct competition therewith, such as all operations and activities relating to the mining, processing, refining, sale and distribution of alimony) without having or incurring any obligation to offer any interest in or funds from such properties, businesses or activities to the Company or any Member, and no other provision of this Agreement shall be deemed to prohibit the Members or any such Person from conducting such other businesses, investments and activities. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement or the relationship created hereby to participate in, to be notified of or to own any interest in any business ventures of a Member, any Affiliates thereof, or any director, officer, partner, or employee of a Member or an Affiliate thereof. Subject to the provisions of Sections 7.1(d) and (e), the Members and their Authorized Representatives shall devote such of their time and attention to the business and affairs of the Company as the Members in their sole and absolute discretion may deem necessary for the purposes of the Company.

7.7Company Funds. The funds of the Company shall be deposited in such Company account or Company accounts as are designated by the Management Committee. The Operator shall not commingle Company funds with any funds or accounts of the Members and/or any of their respective Affiliates. Any withdrawals from or charges against such accounts may be made by the Operator in accordance with the terms of the Agreement, including, without limitation, Section 7.3.

7.8Transactions with Affiliates.

(a)Except with respect to the Supply Agreements, the Lease, the Sublicense, and this Agreement, or as provided in Section 7.5 and Section 7.8(b), or except as specifically provided for in a Budget on a line item designated “Affiliate Transaction,” no

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Member or Affiliate of any Member may enter into any transaction, agreement, or contract with respect to the Company, and/or the business and affairs of the Company and/or that is binding on the Company (each, an “Affiliate Agreement”) unless the terms to the Company of any such Affiliate Agreement, including the amount of fees to be paid by the Company to such Person, shall be competitive with the terms of similar transactions, agreements, or contracts obtained by persons in the same business as the Company in arms- length agreements with unrelated parties. Notwithstanding anything to the contrary, all Affiliate Agreements must be approved by all Members that are not Affiliates with the counterparty to the Affiliate Agreement. Parties to Affiliate Agreements may also be employed or retained by any Member on their own behalf.

(b)Notwithstanding any other provision to the contrary in this Agreement, if the Affiliate of any Member that is the party to any Affiliate Agreement has committed a material default under the applicable Affiliate Agreement, and any applicable notice and cure periods have expired (and for these purposes, any Member that is not an Affiliate to the Person that is a party to the Affiliate Agreement may send a notice on behalf of the Company to the Person that is a party to the Affiliate Agreement), then the Members that are not Affiliates of the Person providing services under the Affiliate Agreement shall have the right, but not the obligation, to unilaterally and without requiring concurrence of any other Member that is an Affiliate to such Person, to act on behalf of the Company with respect to the enforcement of remedies under the applicable Affiliate Agreement (including the right to terminate such agreement to the extent provided for in such agreement).

7.9Insurance. The Operator, on behalf of the Company and at the Company’s cost and expense, shall during the entire term hereof, obtain, maintain, and keep in full force and effect all insurance as reasonably determined by the Management Committee.

7.10Indemnification of Members. The Company shall indemnify, defend, and hold harmless the Operator, the Members, their respective directors, officers, shareholders, constituent members, constituent partners, and employees, a Partnership Representative and the individual Authorized Representatives (each, individually, an “Indemnitee”), as follows:

(a)Indemnification Generally.

(i)In any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, to which an Indemnitee was or is a party or is threatened to be made a party by reason of the fact that such Indemnitee is or was the Operator, a director, officer, shareholder, constituent member, constituent partner, or employee of a Member, a Partnership Representative, or an individual Authorized Representative, the Company shall indemnify such Indemnitee against reasonable attorneys’ and experts’ fees, judgments, fines, penalties, settlements, damages and reasonable expenses actually incurred (collectively, “Losses”) by such Indemnitee in connection with the defense and/or settlement of such action, suit or proceeding, if such Indemnitee acted in good faith and within the authority given to such Indemnitee under the Delaware Act or this Agreement, other than service for another enterprise, in a manner reasonably believed by such Indemnitee to be in the best interests of the Company

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and, in all other cases, that the Indemnitee’s conduct was not a willful and intentional act in opposition to the Company’s best interests, or grossly negligent, and with respect to any criminal action or proceeding, the Indemnitee did not have reasonable cause to believe that the Indemnitee’s conduct was unlawful.

(ii)In no event, however, shall indemnification ever be made: (A) in relation to a proceeding in which the Indemnitee has been found liable for fraud or a criminal act or for gross negligence, willful or intentional misconduct in the Indemnitee’s performance of its duty to the Company or in relation to a proceeding which arises out of a material breach of this Agreement or a Representation Breach; or (B) with respect to a claim or suit brought by one Member (and/or an Affiliate thereof) against another Member (and/or an Affiliate thereof).

(iii)The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner reasonably believed by such Indemnitee to be in the best interests of the Company or not opposed to the Company’s best interests.

(b)Procedures. If a claim or assertion of liability is made or asserted by a third party against an Indemnitee by reason of the fact that such Indemnitee is or was a Member or a director, officer, shareholder, constituent partner, constituent member, or employee of a Member, a Partnership Representative, or an individual Authorized Representative, then Indemnitee will forthwith give to the Company and the Management Committee written notice of the claims or assertion of liability and request the Company to defend the same and any other related claims or assertions of liability that are included in the same complaint. Failure to so notify the Company will not relieve the Company of any liability which the Company might have to Indemnitee except to the extent that such failure actually prejudices the Company’s legal position. The Company will have the obligation to defend against such claims or assertions and the Company will give written notice to the Indemnitee of acceptance of the defense of such claims and the name of the counsel selected by the Company to defend such claims. The Indemnitee will be entitled to be kept informed by the Company and its counsel of the status of such defense and also will be entitled at its option (and expense) to employ separate counsel for such defense. In the event the Company does not accept the defense of the claims or in the event that the Company or its counsel fails to use reasonable care in maintaining such defense, the Indemnitee will have the right to employ counsel for such defense at the expense of the Company. The Company and the Indemnitee will cooperate with each other in the defense of any such action and the relevant records of each will be made available to the other with respect to such defense. If, at the conclusion of any such proceedings, it is determined that the Indemnitee would not have been entitled to indemnification pursuant to this Section 7.10 for such claims or assertions, then the Indemnitee shall immediately reimburse the Company for any costs and expenses paid by the Company to defend the Indemnitee pursuant to this Section 7.10(b).

(c)Settlements. No Indemnitee will be entitled to indemnification under this Section 7.10 if it has entered into any settlement or compromise of any claim giving rise to

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any indemnifiable loss without the written consent of the Company. If a bona fide settlement offer is made with respect to a claim and the Company desires to accept and agree to such offer, the Company will give written notice to the Indemnitee to that effect (the “Settlement Notice”). If the Indemnitee fails to consent to the settlement offer within ten (10) calendar days after receipt of the Settlement Notice, then the Indemnitee will be deemed to have rejected such settlement offer and will be responsible for continuing the defense of such claim and, in such event, the maximum liability of the Company as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Indemnitee up to the date of the Settlement Notice and which are otherwise the responsibility of the Company pursuant to this Section 7.10.

(d)Limit to Assets of the Company. Any indemnification permitted under this Section 7.10 shall be made only out of the assets of the Company and no Member shall be obligated to contribute to the capital of or loan funds to the Company to enable the Company to provide such indemnification.

(e)Not Exclusive Right. The indemnification provided by this Section 7.10 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, as to action in the Indemnitee’s capacity as a Member, as a director, officer, employee, constituent member, or a constituent partner of a Member, as a Partnership Representative, or as an individual Authorized Representative, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

(f)Insurance. Except as otherwise provided in this Agreement, the Company may purchase and maintain insurance on behalf of any one or more Indemnitees if approved by the Management Committee.

(g)Subjecting Others To Liability. In no event may an Indemnitee subject another Member or its Affiliates to personal liability by reason of the indemnification provisions of this Agreement.

(h)No Third-Party Beneficiaries. The provisions of this Section 7.10 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(i)Ordinary Negligence. THIS SECTION 7.10 INDEMNITY BY THE COMPANY OF EACH INDEMNITEE INDEMNITEE’S ORDINARY NEGLIGENCE. INCLUDES AN AGAINST SUCH

7.11Liability of Members. Except pursuant to and in accordance with an Affiliate Agreement, no Partnership Representative, Member, or Affiliate of any of the foregoing, and no trustee or designee, officer, director, manager, member, partner, employee, agent, successor or assign of any of the foregoing, shall be liable to the Company, another Member, a Partnership Representative, an Authorized Representative, or any Affiliate of any of the foregoing for any loss

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or damage incurred by reason of any act performed or omitted in good faith (and within the authority given to such Indemnitee under the Delaware Act or this Agreement) in connection with the activities of the Company or in dealing with third parties on behalf of the Company unless such act or omission constitutes fraud, a criminal act, gross negligence, willful or intentional misconduct, a material breach of this Agreement or a Representation Breach. In addition, none of the foregoing shall owe any duty whatsoever (fiduciary duty, duties of loyalty and care, or otherwise) to the Company, any other Member, or any assignee or Transferee of a Member or a Member’s Membership Interest (whether such assignee or Transferee has become an assignee or Transferee of such Member or such Member’s Membership Interest by direct or indirect Transfer, operation of law or other reason or cause). In addition, no such assignee or transferee shall have any right or standing to bring any action (derivative or otherwise) against any of the foregoing relating to the conduct or actions concerning the Company or its business or operations or under this Agreement, at law or in equity or otherwise, unless and until only after such assignee or transferee has become a substituted Member in the manner provided in this Agreement. To the extent the provisions of this Section 7.11 eliminate or reduce any duties and liabilities of any Person otherwise existing at law or in equity (including any fiduciary duties and/or duties of loyalty and care, or obligations to the Company or to its Members), the Members have expressly agreed to waive, eliminate and reduce those duties and liabilities. To the extent that, but for these provisions, any Person would have duties (including fiduciary duties and/or duties of loyalty and care) to the Company, the Members or any Affiliate of any Member, or could be liable for failing to perform those duties, the Person is entitled to rely on the provisions of this Section 7.11 and will not be liable to the Company, any Member, or any Affiliate of any Member for acts taken or not taken in good faith reliance on the provisions of this Section 7.11. Notwithstanding any provision in this Agreement to the contrary: (a) this Section 7.11 shall not exculpate any Member from and against any material breach of this Agreement or Representation Breach; and (b) each Member having a Representation Breach shall indemnify, defend and hold harmless each other Member and the Company for its Representation Breach.

7.12Indemnification for Fees.

(a)USAC Indemnity. USAC represents and warrants to USI that no broker or other Person is entitled to a commission, fee, or other compensation in connection with the formation of the Company and/or the contribution of any equity capital to the Company, and USAC hereby indemnifies and holds USI harmless from and against any claims and Losses that the Company and/or USI may suffer or incur in the event that any broker or other Person asserts a claim through USAC (other than USAC) or any of its Affiliates for such a commission, fee, or other compensation.

(b)USI Indemnity. USI represents and warrants to USAC that no broker or other Person is entitled to a commission, fee, or other compensation in connection with the formation of the Company and/or the contribution of any equity capital to the Company and USI hereby indemnifies and holds USAC harmless from and against any claims and Losses that the Company and/or USAC may suffer or incur in the event that any broker or other Person asserts a claim through USI or any of its Affiliates for such a commission, fee, or other compensation.

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7.13Member Indemnification of the Company and Other Members. Notwithstanding any of the other limitations set forth in Sections 7.10, 7.11 or 7.12, (a) each Member, whether in its capacity as a Member or as the Operator, shall indemnify, defend and hold the Company and the other Member harmless from and against any Losses arising from or related to that Member’s gross negligence, willful misconduct, or failure to comply in all material respects with applicable Permits or Laws; (b) USAC, whether in its capacity as a Member or the Operator, shall indemnify, defend and hold the Company harmless from and against any Losses arising from a claim by any Person that the Company’s use of the Technology infringes upon that Person’s intellectual property rights, unless and until such time as the License Agreement has been amended to provide such indemnity to the Company directly from ADM in a manner that is enforceable by the Company; and (c) USI shall indemnify, defend and hold the Company harmless from and against any Losses arising from any environmental conditions disclosed in the ESA that the Management Committee agrees needs to be addressed, except to the extent that such conditions are exacerbated by the Operations of the Company. In connection with a Member’s indemnity obligations under this Section 7.13, the other Member and the Company shall be deemed Indemnitees, and the provisions of Section 7.10 shall apply. Any insurance proceeds or other payments received by the Company shall mitigate the Losses required to be indemnified by a Member under this Section 7.13.

ARTICLE VIII.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1Records and Accounting. The Operator shall keep or cause to be kept appropriate books and records with respect to the Company’s business, which shall at all times be kept at the principal office of the Operator or at such other place as is designated by the Operator. Any books and records maintained by the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on any appropriate information storage device, provided that the books and records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained for financial reporting purposes on the accrual basis, and otherwise in accordance with GAAP standards established by the Management Committee. The Management Committee shall have the right to make final determinations as to how any transaction, revenue, expense, asset or liability item of the Company will be accounted for on the books of the Company if generally accepted accounting principles are unclear in any instance. Notwithstanding anything contained herein to the contrary, it is agreement and intention of the Members that the Company maintain books and records and prepare financial statements that allow the Members to timely and fully comply with all reporting and audit obligations arising out of their status as subsidiaries of public companies.

8.2Fiscal Year. The Fiscal Year of the Company shall be the calendar year for tax and accounting purposes.

8.3Reports.

(a)Annual Reports.

(i)At the expense of the Company, the Operator shall deliver to the Members, not later than one hundred twenty (120) days following the end of each Fiscal Year, financial statements of the Company for such Fiscal Year prepared in

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accordance with GAAP or on an income tax basis (which financial statements shall include a balance sheet, an income statement, a statement of cash flows, and a statement of Member’s equity), with preliminary drafts of such financial statements and schedules to be made available to the Members within sixty (60) calendar days after the end of each Fiscal Year. At the election of the Management Committee, the Members may, at the expense of the Company, cause the Company’s Independent Accountants to review and certify such statements.

(ii)At the election of the Management Committee, such financial statements may be audited by Independent Accountants engaged by the Company.

(iii)USAC shall cooperate with USI and its Affiliates and USI shall cooperate with USAC and its Affiliates in providing any information that may reasonably be necessary in connection with any audit of USI and/or its Affiliates or USAC and/or its Affiliates, as the case may be.

(iv)Together with the financial information referred to in Section 8.3(a)(i), each annual report shall include a summary in reasonable detail of the Operations conducted by the Company during the previous Fiscal Year.

(b)Quarterly Reports. No later than forty-five (45) days after the last day of each fiscal quarter during the term of this Agreement, commencing with the first fiscal quarter in which the construction of the Facility has been completed and the Company has commenced Operations at the Facility, other than the last quarter of the Fiscal Year in question, the Operator shall cause the Company to prepare, or cause to be prepared and delivered to each Member a balance sheet together with a profit and loss statement and a statement of cash flows for such fiscal quarter together with a cumulative profit and loss statement to date and with comparative statements for the like periods immediately preceding, as well as a reasonably detailed summary of the Operations conducted by the Company during the relevant period.

(c)Monthly Reports. No later than twenty (20) days after the last day of each calendar month during the term of this Agreement, commencing with the first after in which the construction of the Facility has been completed and the Company has commenced Operations at the Facility, the Operator shall cause the Company to prepare, or cause to be prepared and delivered to each Member a monthly cash flow statement for such calendar month, as well as a reasonably detailed summary of the Operations conducted by the Company during the relevant period.

8.4Inspection of Documents and the Project Site. Each Member shall have the right to inspect and review and make copies (at the Company’s expense) of all documents relating to the business of the Company, including without limitation, all reports, studies, and other items prepared by or obtained by the Operator in connection with the performance of its duties hereunder. Each Member and any lenders or potential lenders (including investors in such lenders or representatives of the lenders or such investors) that have provided or may provide funds for the Project shall also have the right to visit and inspect the Project Site upon reasonable notice and during normal business hours.

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ARTICLE IX.

TAX MATTERS

9.1Partnership Tax Audit Rules.

(a)Partnership Representative.The Operator shall be the Company’s “partnership representative” (the “Partnership Representative”) within the meaning of the Partnership Tax Audit Rules, shall select an individual whom the Company will appoint as the “designated individual” to act on behalf of the Partnership Representative, and, subject to the provisions of this Agreement, shall exercise all rights, obligations and duties provided for a “partnership representative” under the Partnership Tax Audit Rules; provided, however, that the Partnership Representative shall not have any right to settle, abandon, resolve or compromise any matter raised by the Internal Revenue Service or other taxing authority that would have a material adverse effect on USI without the approval of USI, unless same has a similar material adverse effect on USAC.The Partnership Representative shall keep all Members informed regarding the existence and status of any audit or other administrative or judicial proceeding related to taxes or tax returns of the Company, as well as other developments that come to the attention of the Partnership Representative acting in its capacity as such and that the Partnership Representative reasonably concludes are material. The other Members shall be given an opportunity to participate in a non-binding manner in all such matters which the Partnership Representative deems to be material; provided, however, that: (i) if a tax settlement would have a disproportionate material adverse impact on one of the other Members, such Member shall be given a reasonable period of time to approve the proposed settlement, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) no Member shall enter into an agreement extending the period of limitations without the approval of all of the Members, which approval shall not be unreasonably withheld, conditioned or delayed. The Company shall pay and be responsible for all reasonable third- party costs and expenses incurred by the Partnership Representative in performing those duties. A Member, including a Member that is the Partnership Representative, shall be responsible for any costs incurred by the Member with respect to any tax audit or tax- related administrative or judicial proceeding against any such Member, even though it relates to the Company. The Members shall cooperate as reasonably requested with any action taken by the Partnership Representative acting in its capacity as such pursuant to this Section 9.1(a)

(b)Miscellaneous. Except to the extent that USI and USAC agree otherwise, USAC shall elect the application of Code section 6226 and any similar provision of state or local law; provided, however, that if such election is not in effect for a taxable year under audit by the Internal Revenue Service and the Partnership incurs any liability for taxes, interest or penalties pursuant to Code section 6221 et seq. for any taxable year):

(i)The Company shall make any payments of such amounts and, notwithstanding anything herein to the contrary, shall allocate in good faith any such amounts among the current or former Members for the “reviewed year” to which the assessment relates in a manner that reflects the current or former Members’ respective interests in the Company for that reviewed year based on such

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Member’s share of such assessment as would have occurred if the Company had amended the tax returns for such reviewed year consistent with any related adjustment by the Internal Revenue Service and each Member had borne its share (using the tax rates and adjustments applicable to the Company under Code section 6225(b)), including any interest or penalties with respect thereto, and the expense for the Company’s payment of such liability shall be specially allocated to such Members (or their successors) in such proportions;

(ii)Each Member or former Member shall pay to the Company the amount so allocated to such Member or former Member within ten (10) days of demand therefor received from the Partnership Representative;

(iii)Any amount so allocated to a Member (or former Member) and not timely paid by such Member (or former Member) shall accrue interest at the rate of ten percent (10%) per annum, compounded quarterly, until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is reasonably requested by the Partnership Representative, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages;

(iv)Without reduction in a Member’s (or former Member’s) obligation under clauses (i) and (ii) of this Section 9.1(b), any amount paid by the Company that is attributable to a Member (or former Member), as determined by the Partnership Representative in its reasonable good faith discretion, and that is not paid by such Member pursuant to clauses (i) and (ii) of this Section 9.1(b), shall be treated for purposes of Article VI as a distribution to such Member (or former Member); and

(v)The obligations of each Member (or former Member) under this Section 9.1 shall survive the Transfer by such Member of its Membership Interest (unless the transferee Member has agreed to bear such liability in an appropriate document evidencing the Transfer) and the dissolution of the Company.

(c)Providing Information. Each Member (at the Company’s cost) shall furnish the Management Committee with such information as the Operator may reasonably request to permit the Operator to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with Code section 6223.

(d)Section 6226. In the event that the Company elects the application of Code section 6226, the Members agree and covenant to take into account and report to the Internal Revenue Service (or any other applicable taxing authority) any adjustment to their tax items for the reviewed year of which they are notified by the Company in a written statement, in the manner provided in Code section 6226(b), whether or not the Member owns any interest in the Company at such time. Any Member that fails to report its share of such adjustments on its tax return, agrees to indemnify and hold harmless the Company, the other Members, the Partnership Representative, and each of their Affiliates from and

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against any and all liabilities related to taxes (including penalties and interest) imposed on the Company as a result of such Member’s failure to so report.

(e)Survival. The provisions of this Section 9.1 shall survive the termination of the Company, the termination of any Member’s Membership Interest, the Transfer of any Member’s Membership Interest and the withdrawal of any Member, and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company and each of the Members with respect to Company matters.

9.2Annual Tax Returns.

(a)Company Filings. The Operator shall cause the Company’s Independent Accountants to prepare, at the Company’s expense, and shall timely file, or cause the timely filing of, all tax returns and shall, on behalf of the Company, timely file, or cause the timely filing of, all other writings required by any governmental authority having jurisdiction to require such filing.

(b)Member Filings.Without the prior approval of the Management Committee, no Member shall file an amended return of the Company or a request for an administrative adjustment under Code section 6227, nor shall any Member (other than the Partnership Representative, as provided herein) commence any administrative or judicial proceeding relating to a return of the Company. If, after good faith consultation, such approval is not provided, no Member shall file such return or request, or commence such proceeding unless a mutually agreed upon independent tax counsel renders an opinion that there is substantial authority for the proposed treatment of the tax items with respect to which such return, request or proceeding relates. Nothing herein shall be construed to prevent a Member from undertaking any administrative or judicial proceeding with respect to its own return.

9.3Notice and Limitations on Authority.

(a)Members’ Notices. Each Member shall notify the other Members upon receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information of the Company by United States federal, state, local, or other tax authorities.

(b)Operator’s Notices. The Operator shall, within ten (10) days after the receipt thereof, forward to each Member a photocopy of any material correspondence relating to the Company received from the Internal Revenue Service. The Operator shall, within ten days thereof, advise each Member in writing of the substance of any conversation affecting the Company held with any representative of the Internal Revenue Service.

(c)Authority. The Operator shall have all the authority granted by the Code and Regulations to the Partnership Representative.

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9.4Tax Elections. Subject to Section 9.6 and Section 9.7, the Partnership Representative shall implement all tax elections for the Company that either have been approved pursuant to Section 7.3 or that were made by the Partnership Representative where approval of the Members was not required.

9.5Actions in Event of Audit. Subject to Section 9.3, if an audit of the Company’s tax returns occurs, the Operator shall, at the expense of the Company, notify the Members thereof. The Partnership Representative shall defend all tax audits and litigation with respect thereto at the expense of the Company.The Partnership Representative, with the prior consent of the Management Committee, may settle or otherwise compromise assertions of the auditing agent which may be adverse to the Company in accordance with this Article IX. The Operator may, if it determines that the retention of accountants and/or other professionals would be in the best interests of the Company, retain on behalf of the Company and at the Company’s expense such accountants and/or other professionals to assist in such audits. The Company shall indemnify and reimburse the Operator for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses, and damages borne by the Operator which were incurred in connection with any administrative or judicial proceeding with respect to any audit of the Company’s tax returns unless paid directly by the Company, except to the extent caused by the gross negligence or willful misconduct of the Operator.

9.6Organizational Expenses. The Company shall elect to deduct expenses incurred in organizing the Company as provided in Code section 709.

9.7Taxation as a Partnership. The Members intend for the Company to be taxed as a partnership for federal income tax purposes. No election shall be made by the Company or any Member for the Company to be classified as an association or a corporation under Code section 7701 and the Regulations issued thereunder and no election shall be made to otherwise be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws. If the default classification rules under section 7701 of the Regulations are ever amended so as to classify the Company as an association or corporation unless it elects otherwise, the Operator shall cause the Company to elect to be classified as a partnership pursuant to section 7701 of the Regulations, as amended, for the taxable years in which such amendment to the Code or Regulations occurs.

ARTICLE X.

TRANSFERS AND PLEDGES OF MEMBERSHIP INTERESTS

10.1Pledge and Transfer Restrictions. Except as otherwise provided in this Section 10.1, Section 10.3, Section 10.9 and Section 10.10, or as expressly provided elsewhere in this Agreement, no Membership Interest shall be Transferred or Pledged, except in accordance with the terms and conditions set forth in this Article X and no Transfer of any Membership Interest shall be for less than all of the Membership Interest held by a Member. Any Transfer, Pledge, or purported Transfer or Pledge of any Member’s Membership Interest not made in accordance with this Article X shall be null and void and shall give the alleged Transferee no rights, including, without limitation, no rights to require any information or account of the Company’s transactions or to inspect the Company’s books. The Company shall be entitled to treat the alleged Transferor in a Transfer of a Membership Interest not made in accordance with this Article X as the absolute

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owner thereof in all respects, and shall incur no liability to any alleged Transferee for distributions to the Member owning such Membership Interest of record or for allocations of Profits, Losses, and other items of income, gain, losses, deductions or credits or for transmittal of reports and notices required to be given to holders of Membership Interests or otherwise.

10.2Consent of the Management Committee. Except as provided in Section 10.1, Section 10.3, Section 10.9 and Section 10.10, or as expressly provided elsewhere in this Agreement, the Membership Interest of any Member may not be Transferred or Pledged, in whole or in part, to a Person that is not a Member without the prior written consent of the Management Committee, which consent may be unreasonably withheld; it being agreed that it would not be unreasonable to withhold such consent if such Transfer would violate the terms of any Project Documents then in effect or does not comply with Section 10.4 and Section 10.6.

10.3Permitted Transfers and Pledges. Notwithstanding anything to the contrary in Section 10.1 or Section 10.2, but subject to Section 10.4, Section 10.6 and Section 10.7:

(a)USAC Permitted Transfers and Pledges.

(i)USAC may Transfer all (but not less than all) of its Membership Interest to a wholly-owned subsidiary of USAC without having to obtain the consent of any Person or to an Affiliate of USAC with the prior written consent of USI, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that with respect to any such Transfer, the proposed transferee must be technically and financially capable of performing all of USAC’s obligations under this Agreement; and

(ii)Notwithstanding anything to the contrary in this Agreement, USAC may Pledge its right to receive distributions from the Company (or any Person that owns an interest directly or indirectly in USAC may Pledge their right to receive distributions from USAC) in connection with any financing that USAC (or any of its direct or indirect owners) may obtain (but this right to Pledge distributions shall not include the right to Pledge any management and/or control rights over USAC’s interests in the Company). To the extent USAC (or its direct or indirect owner) makes a Pledge of its right to receive distributions, then the beneficiary of such Pledge may foreclose and acquire the right to receive the Pledged distributions without having to obtain the consent of any other Member.

(b)USI Permitted Transfers and Pledges.

(i)USI may Transfer or Pledge all (but not less than all) of its Membership Interest to an Affiliate of USI with the prior written consent of USAC, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that with respect to any such Transfer, the proposed transferee must be technically and financially capable of performing all of USI’s obligations under this Agreement.

(ii)Notwithstanding anything to the contrary in this Agreement, USI may Pledge its right to receive distributions from the Company (or any Person that

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owns an interest directly or indirectly in USI may Pledge their right to receive distributions from USI) in connection with any financing that USAC (or any of its direct or indirect owners) may obtain (but this right to Pledge distributions shall not include the right to Pledge any management and/or control rights over USAC’s interests in the Company). To the extent USI (or its direct or indirect owner) makes a Pledge of its right to receive distributions, then the beneficiary of such Pledge may foreclose and acquire the right to receive the Pledged distributions without having to obtain the consent of any other Member.

(c)Public Company Transfers. Any merger, consolidation or other corporate reorganization involving either Member or its publicly-traded parent company, and any sale of either Member, shall constitute permitted Transfers hereunder, which shall not require the consent of any Person; provided, however, that if such Transfer is to a direct competitor of the other Member, then the other Member shall have the right to send a Buy/Sell Notice to cause USI to purchase all of USAC’s Membership Interest .

10.4Registration. If any Membership Interest is to be Transferred or Pledged, the proposed Transfer or Pledge must be exempt from registration requirements under the Securities Act, as amended, and any applicable state securities laws. The Company and the Members have no obligation or intention whatsoever either to register Membership Interests for resale under any federal or state securities laws or to take any action which would make available to any Person any exemption from the registration requirements of such laws.

10.5Prohibited Transfers. Any Transfer or Pledge or purported Transfer or Pledge, whether by operation of law or otherwise, of all of a Member’s Membership Interest shall be null and void and of no legal effect unless it is permitted by this Article X or expressly by other provisions of this Agreement.

10.6Rights of Assignee.

(a)Non-Recognition. Except as provided in this Article X, and as required by operation of law, the Company shall not be obligated for any purpose whatsoever to recognize the Transfer or Pledge by any Member of all of a Member’s Membership Interest unless such Transfer or Pledge is made in accordance with the terms of this Agreement.

(b)Writing; No Force. Any Transfer or Pledge of Membership Interests, in whole or in part, must be in writing, may not contravene any of the provisions of this Agreement or the Delaware Act, and must be executed by the Transferor and delivered to the Company and recorded on the books of the Company. Any Transfer which contravenes any of the provisions of this Agreement or the Delaware Act shall be of no force and effect and shall not be recognized by the Company.

(c)Rights of Non-Admitted Transferee. A Transferee of Membership Interests who is not admitted as a Member pursuant to Section 10.7 shall have no right to require any information or account of the Company’s transactions or to inspect the Company books or to vote, but shall only be entitled to receive the allocations and distributions to which his Transferor would otherwise be entitled under this Agreement.

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(d)Further Transfers. Any Transferee who does not become a Member and desires to make a further Transfer of such Membership Interest shall be subject to all of the provisions of this Article X to the same extent and in the same manner as any Member desiring to Transfer its Membership Interest.

10.7Admission as a Member.

(a)Conditions to Admission. Subject to the other provisions of this Article X, a permitted Transferee of a Membership Interest shall be admitted as a Member only after the satisfactory completion of items (i) through (iv) below, and if applicable, item (v):

(i)the Transferee accepts and agrees to be bound by the terms and provisions of this Agreement;

(ii)a counterpart of this Agreement and such other documents or instruments as the Management Committee may reasonably require is executed by the Transferee to evidence such acceptance and agreement;

(iii)the Transferee pays or reimburses the Company for all reasonable legal fees and filing and publication costs incurred by the Company in connection with the admission of the Transferee as a Member;

(iv)except for Transferees that receive their Membership Interest pursuant to a Transfer permitted under Section 10.1, Section 10.3, Section 10.9 and Section 10.10, the unanimous consent of the Management Committee to approve the admission of such permitted Transferee, which approval may be withheld in the respective sole and absolute discretion of the Management Committee; and

(v)if the Transferee is not an individual, the Transferee provides the Company with evidence reasonably satisfactory to counsel for the Company of the authority of such Transferee to become a Member under the terms and provisions of this Agreement.

(b)Filings and Publications. The Operator shall make all official filings and publications as promptly as practicable after the satisfaction by the Transferee of the conditions contained in this Article X to the admission of such transferee as a Member.

10.8Distributions and Allocations in Respect of Transferred Membership Interests. If any Membership Interest is Transferred or adjusted during any Fiscal Year in compliance with the provisions of this Article X, Profits, Losses, and all other items attributable to the Transferred or adjusted Membership Interest for such period shall be divided and allocated between the affected Persons by taking into account their varying interests during the period in accordance with Code section 706(d), using any conventions permitted by law and reasonably approved by the Management Committee. All distributions on or before the date of such Transfer shall be made to the Transferor.

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10.9Special Buy-Out Provision.

(a)Procedures.

(i)At any time after the occurrence of a Deadlock or as provided in Section 10.3(c) and Section 11.1(d) hereof, USI or USAC (the Member so acting hereinafter called the “Movant”) may deliver a written notice (“Buy/Sell Notice”) to the other Member (the “Respondent”), which Buy/Sell Notice shall contain the obligation for USI to purchase from USAC all of the Membership Interest owned by USAC for the Fair Market Value thereof; provided, however, neither Member may act as the Movant under this Agreement during any time in which such Member is a Defaulting Purchaser, a Defaulting Seller, or is in Monetary Default, or as otherwise provided in this Agreement.

(ii)The Buy/Sell Notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the Buy/Sell Notice is contained and must alert the Respondent to the thirty (30)-day time limit for response as described below. The Buy/Sell Notice shall state Movant’s determination of the Company’s Fair Market Value (without the use of any appraisals or valuations).

(iii)The Respondent shall have thirty (30) days from its receipt of the Buy/Sell Notice to elect by written notice given to Movant, which thirtieth (30th) day shall be TIME OF THE ESSENCE: (A) to accept Movant’s offer to buy or sell all of USAC’s Membership Interest, as the case may be, for a purchase price equal to the product of USAC’s Percentage Interest multiplied by Movant’s proposed Fair Market Value; or (B) to accept Movant’s offer to sell or buy all of USAC’s Membership Interest for the purchase price equal to the product of USAC’s Percentage Interest multiplied by the Fair Market Value determined by the appraisal process provided for in the definition of “Fair Market Value” (the thirty (30)-day period of time that the Respondent has to respond to a Buy/Sell Notice is referred to herein as the “Response Period”).

(iv)(A)If the Respondent fails to respond within the Response Period, TIME BEING OF THE ESSENCE, then the Respondent shall be deemed to have irrevocably accepted Movant’s offer to buy all of Respondent’s Membership Interest for the purchase price determined pursuant to Section 10.9(a)(ii).

(B)On the Buy/Sell Closing Date, USAC shall assign all of its Membership Interest to USI by written assignment, with commercially reasonable representations and warranties only as to authority of the USAC and that such Transfer is free and clear of all liens, claims and encumbrances, and otherwise in a form reasonably acceptable to the purchasing Member and the selling Member. On the Buy/Sell Closing Date, USAC shall convey its entire Membership Interest to USI, free and clear of all liens, claims and encumbrances, and USAC shall execute and

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deliver to USI all documents which may be required to give effect to the sale and purchase of its Membership Interest to USI.

(C)From and after the Buy/Sell Closing Date, USAC shall have no further Membership Interest or Percentage Interest or interests in the assets, Profits or Losses of the Company and the Company Obligations. If USAC (or any Affiliate of USAC) has any liability, contingent or otherwise, respecting any Company Obligations, then except for that portion of such liability, if any, resulting from the Bad Conduct, gross negligence, Representation Breach and/or material breach of this Agreement by USAC and/or its Affiliate (which USAC shall be obligated to satisfy on or prior to the Buy/Sell Closing Date), USI shall take such commercially reasonable actions as may be required to obtain a release of USAC and its Affiliates from any such liability on or prior to the Buy/Sell Closing Date. The release referred to in the immediately preceding sentence shall be a condition precedent to USAC’s obligation to consummate the sale pursuant to this Section 10.9.

(D)The purchase price to be paid to USAC shall be payable on the Buy/Sell Closing Date, at the election of USI delivered at least fourteen (14) days prior to the Buy/Sell Closing Date, either in cash or by the payment of a down payment equal to twenty percent (20%) of the purchase price and the delivery of a promissory note in the stated amount of the remaining 80% of the purchase price, which promissory note shall be payable in equal monthly payments of principal and accrued but unpaid interest at the rate of ten percent (10%) per annum (but not in excess of the highest rate permitted by applicable Law) over a period of three years. Such promissory note shall be secured until paid in full by a pledge of USAC’s Membership Interest.

(v)The actual conveyance of the selling Member’s Membership Interest pursuant to this Section 10.9 shall take place on the date (the “Buy/Sell Closing Date”) that is thirty (30) days after the purchase price is determined by either acceptance of Movant’s proposed Fair Market Value or the determination of the Fair Market Value of the Company in accordance with the appraisal process provided in the definition of “Fair Market Value.”

(vi)From and after the date on which a Buy/Sell Notice has been delivered until the Buy/Sell Closing Date, no Member nor the Operator shall take any action to cause or permit the sale of any asset of the Company (except pursuant to a written contract executed by Movant and Respondent prior to the date of the Buy/Sell Notice), enter into any binding agreement, make any new finance commitments on behalf of the Company, or take any other action that could materially affect the interests of the Company (including the Fair Market Value), unless such action has been approved in writing by the Management Committee, provided the Operator may continue to conduct the day-to-day operations of the Company in accordance with the terms of this Agreement so long as it provides

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weekly updates to each of the other Members of the status of Company affairs, including the amount of any Company liabilities and any changes in such liabilities and the existence of any new contingent liabilities.

10.10Specific Performance and Other Remedies.

(a)Specific Performance Generally. The remedy at law for breach of any of the obligations to transfer Membership Interests pursuant to Section 10.8 is inadequate in view of: (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply fully with each of said obligations, and (ii) the uniqueness of the Company business and the Company relationships. Accordingly, each of the aforesaid obligations to transfer Membership Interests shall be, and is hereby expressly made, enforceable by specific performance.

(b)Purchasing Member Default. If the purchasing Member defaults on its obligation to purchase the Membership Interest of the selling Member pursuant to Section 10.9 (the purchasing Member that so defaults is referred to as the “Defaulting Purchaser” and the selling Member is referred to as the “Innocent Seller”), then the Innocent Seller shall, in addition to the remedy of specific performance set forth in Section 10.10(a), have the following rights and remedies against the Defaulting Purchaser:

(i)The Innocent Seller may, within forty-five (45) days after the date on which the Defaulting Purchaser defaulted on its obligation under Section 10.9, elect to purchase the Membership Interest of the Defaulting Purchaser. The actual price to be paid by such Innocent Seller shall be recomputed in accordance with Section 10.9(a) by using a Fair Market Value that is eighty percent (80%) of the Fair Market Value set forth in the Buy/Sell Notice given by the Movant. The Innocent Seller may exercise its right pursuant to this Section 10.10(b)(i) by giving the Defaulting Purchaser fifteen (15) days’ prior written notice of its intent to purchase the Membership Interest(s) of the Defaulting Purchaser. The remaining provisions of Section 10.9 shall then apply in connection with the Innocent Seller’s consummation of the purchase of the Membership Interest(s) of the Defaulting Purchaser; and

(ii)In the alternative, the Innocent Seller may pursue all other legal and equitable remedies against the Defaulting Purchaser, including a suit for damages.

(c)Selling Member Default. If the selling Member defaults on its obligation to sell its Membership Interest (the selling Member that so defaults is referred to as the “Defaulting Seller” and the purchasing Member is referred to as the “Innocent Purchaser”), then the Innocent Purchaser may: (i) abandon the purchase and sale contemplated by Section 10.9 and carry forward as if the applicable Buy/Sell Notice had not been delivered, (ii) enforce specific performance of the sale contemplated by Section 10.9, or (iii) exercise any remedy to which it may be entitled at law or in equity, including a suit for damages. If the Innocent Purchaser shall not have elected one or more of the options described in the preceding clauses (i) through (iii) of this Section 10.10(c) within sixty (60) days after the

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default by the Defaulting Seller, then the Innocent Purchaser shall be deemed to have elected the option described in Section 10.10(c)(i).

10.11 Right of First Refusal.

(a)Except for permitted Transfers described in Section 10.3, Section 10.9, or Section 10.10, neither Member (the “Selling Member”) may Transfer its Membership Interest to any Person, unless the Selling Member first obtains the prior written consent of the Management Committee pursuant to Section 10.2 and thereafter provides an offer notice (an “Offer Notice”) to the other Member (the “Notified Member”) stating that the Selling Member desires to Transfer all of its Membership Interest (the “Offered Interest”), which shall under no circumstances constitute less than the entire Membership Interest of the Selling Member, and specifying the proposed purchase price (the “Offered Price”) and all of the other proposed terms and conditions of the proposed Transfer of the Offered Interest (the “Offered Terms”).

(b)The Notified Member shall have the right, but not the obligation, for a period of twenty (20) Business Days after its receipt of the Offer Notice, to elect to purchase of the Offered Interest for the Offered Price and on the other Offered Terms. Any such election shall be made by providing notice of such election to the Selling Member within such twenty (20) Business Day period.

(c)If the Notified Member timely elects to purchase the Offered Interest, the parties shall close the sale of the Offered Interest for the Offered Price and on the Offered Terms on the later of (i) twenty (20) Business Days after the Selling Member provides the Offer Notice, or (ii) five (5) Business Days after the receipt of all required consents and approvals, if any, with respect to such Transfer from all governmental authorities. If the Notified Member does not elect to purchase the Offered Interest or the Notified Member fails to close the purchase thereof within the time period specified above, the Selling Member may Transfer all of the Offered Interest to any third-party purchaser during the later of (1) the ninety (90)-day period after the expiration of such twenty (20) Business Day election period, or (2) if the Notified Member elects to purchase but fails to close within the time period specified above, the ninety (90)-day period after the expiration of such period, but only for a cash value of the consideration received by the Selling Member that is greater than or equal to the Offered Price and on the Offered Terms, and only in accordance with Section 10.2. If the Selling Member does not sell the Offered Interest in accordance with the terms described above within the foregoing ninety (90)-day period, the Selling Member shall again afford the Notified Member the purchase rights in this Section 10.11 with respect to any offer to sell, assign or dispose of the Offered Interest held by the Selling Member.

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ARTICLE XI.

DISSOLUTION AND LIQUIDATION

11.1Dissolution.

(a)No Right to Terminate, Dissolve or Withdraw. Except as set forth in this Agreement, no Member shall have the right to terminate this Agreement or to dissolve the Company by its express will or by withdrawal without the consent of the Management Committee.

(b)Dissolution Events. The Company shall be dissolved upon the first to occur of any of the following events and/or on the following dates (each such event is referred to as a “Dissolution Event”):

(i)the entry of a decree of judicial dissolution under section 18-802 of the Delaware Act;

(ii)an election to dissolve the Company is approved in writing by the Management Committee;

(iii)the sale or other disposition by the Company of all or substantially all of the Company’s assets and the collection by the Company and distribution to the Members of the proceeds from such sale (whether proceeds shall be cash, notes, or other property) pursuant to this Agreement;

(iv)termination of this Agreement pursuant to Section 11.1(d); or

(v)Any other event causing a dissolution of the Company as described in Section 18-801 of the Delaware Act (it being recognized that an event causing a dissolution of the Company as described in Section 18-801 of the Delaware Act that can be altered or eliminated by an agreement of the Members, shall be deemed to be altered or eliminated and not included in this Section 11.1(b)(v)).

(c)Winding Up. Upon the occurrence of a Dissolution Event, the Company shall conduct only those activities necessary to wind up its affairs.

(d)Timely Construction of Facility. Notwithstanding any of the provisions of this Section 11.1 or any of the other provisions of this Agreement to the contrary, if construction of the Facility is not complete within eighteen (18) months after the date the Design/Build Committee adopts the Project Budget, subject to any extensions for acts of god or extensions approved by the Management Committee, either Member may elect to send a Buy/Sell Notice to force the purchase and sale of USAC’s Membership Interest to USI.

11.2Liquidation.

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(a)Liquidator. Upon dissolution of the Company, a Person selected by the Management Committee shall serve as the liquidator (the “Liquidator”) of the Company. A Liquidator may be a Member or any other Person.

(b)Successor Liquidator. Upon dissolution, removal by the Management Committee or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within thirty (30) days thereafter be approved by the Management Committee. The right to remove or appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.

(c)Liquidator Authority. Except as expressly provided in this Article XI, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Operator under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, including the limitations set forth in Section 7.3 to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

(d)Distributions. The Liquidator shall liquidate the assets of the Company, and, after making all allocations and distributions otherwise required by this Agreement, shall apply and distribute the net proceeds of such liquidation in the following order of priority:

(i)to the creditors of the Company, including Members, in the order of priority provided by Applicable Law; and

(ii)to the Members in the same manner and order of priority as provided for distributions under Section 6.1; provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Company for contingent liabilities in an amount reasonably determined by the Liquidator to be appropriate for such purposes.

11.3Reserves. After all of the assets of the Company have been distributed, the Company shall terminate. If at any time thereafter any funds in any cash reserve fund referred to in Section 11.2(d) are released because the need for such cash reserve fund has ended, such funds shall be distributed to the Members in the same manner as if such distribution had been made pursuant to Section 11.2(d).

11.4Distribution in Kind. Notwithstanding the provisions of Section 11.2, which require the liquidation of the assets of the Company, but subject to the order of priorities set forth

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therein, if upon the dissolution of the Company the Management Committee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in good faith, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members). The Liquidator may distribute to the Members, in lieu of cash, such Company assets as the Liquidator deems not suitable for liquidation. Any distributions-in-kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable. The Liquidator shall value any property distributed in kind based upon such property’s Fair Market Value as determined by the Liquidator using such reasonable method of valuation as it may adopt.

11.5Disposition of Documents and Records. All documents and records of the Company, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to the Operator upon termination of the Company. Any Member may at any time exercise its rights to audit the Company’s books and records after the liquidation and dissolution of the Company. Any such audit shall commence immediately after such notice is delivered to the Operator. Unless otherwise approved by the Management Committee, the Operator shall retain such documents and records for a period of not less than seven (7) years and shall make such documents and records available after reasonable notice during normal business hours to any other Member for inspection and copying at the other Member’s cost and expense.

11.6Cancellation of Certificate of Formation. Upon the completion of the distribution of Company property as provided in Sections 11.2, 11.3, and 11.4, the Company shall be terminated, and the Liquidator (or the Operator or the Members if necessary) shall cause the cancellation of the Certificate of Formation in the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

11.7Return of Capital.No Member shall be personally liable for the return of the Capital Contributions of any other Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

ARTICLE XII.

AMENDMENT OF AGREEMENT

12.1Amendment Procedures.

(a)Proposal. Amendments to this Agreement may be proposed by any Member, which shall give written notice to all Members of the text of such amendment, together with a statement of the purpose of such amendment.

(b)Adoption. Proposed amendments to this Agreement shall be adopted only if they have been approved in writing by each Member. The Operator shall, within a reasonable time after the adoption of any amendment to this Agreement, make official filings or publications required or desirable to reflect such amendment, including any required filing for recordation of any parallel amendment to the Certificate of Formation.

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ARTICLE XIII.

GENERAL PROVISIONS

13.1Addresses and Notices. Any notice provided in or permitted under this Agreement shall be made in writing and may be given or served by: (a) delivering the same in person to the party to be notified; (b) depositing the same in the mail, postage prepaid, registered or certified with return receipt requested, and addressed to the party to be notified at the address herein specified; (c) delivering the same on a prepaid basis via a nationally recognized courier service, such as FedEx; or (d) sending the same by electronic transmission, followed by delivery of a hard copy via a nationally recognized courier service, such as FedEx. If notice is deposited in the mail pursuant to this Section 13.1, it will be deemed received on the fourth (4th) Business Day after it is so deposited. Notice given in any other manner shall be deemed received only if and when actually received or rejected by the party to be notified. For the purpose of notice, the address of the parties shall be, until changed as hereinafter provided for, as follows:

If to USI:	U.S. Silver-Idaho, Inc.
c/o Americas Gold and Silver Corporation
145 King Street West, Suite 2870
Toronto, ON, Canada, M5H 1J8
	Attn:	#############################
	Email:	########################

With a copy (which shall
not constitute notice) to:	Davis Graham & Stubbs LLP
3400 Walnut Street, Suite 700
Denver, Colorado 80205
	Attn:	###########
	Email:	######################

If to USAC:	USAC Galena LLC
c/o United States Antimony Corporation
4438 W. Lovers Lane, Suite 100
Dallas, Texas 75209
	Attention:	##########################
	Email:	###################

With a copy (which shall
not constitute notice) to:	Haynes and Boone, LLP
2801 N. Harwood Street, 23rd Floor
Dallas, Texas 75201
	Attn:	########
	Email:	########################

Each Member shall have the right from time to time and at any time to change its respective address and each shall have the right to specify as its address any other address by at least fifteen (15) days’ prior written notice to the other Member.

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13.2Titles and Captions. All article and section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

13.3Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The locative adverbs “hereof,” “herein,” “hereafter,” etc. refer to this Agreement as a whole.

13.4Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

13.5Integration. This Agreement, together with the Underlying Agreements, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

13.6No Third-Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and except as otherwise set forth in Section 7.10, no other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise. It is expressly understood that the right of the Company or the Members to require any additional Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement, including but not limited to, the holder of any obligations secured by a Pledge, mortgage, deed of trust, security interest or other lien or encumbrance upon or affecting the Company or any interest of a Member therein.

13.7Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition; it being agreed that such a waiver can only be effective if in writing and signed by the party granting such waiver and then only to the extent set forth therein.

13.8Counterparts; Electronic Signatures.

(a)This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Transferee, upon executing and delivering such documents as required by the Management Committee.

(b)The electronic signature of any shareholder, director, member, manager, officer, authorized signatory, authorized person, or other signatory (each, a “Signatory”,

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and collectively, the “Signatories”) to this Agreement or to any consent, certificate, resolution, agreement (excluding promissory notes or guarantees), or other instrument or document contemplated by or permitted under this Agreement (collectively, the “Applicable Documents”), shall be as valid as an original signature of such Signatory and shall be effective to bind such Signatory to such Applicable Document. Any electronically signed Applicable Document (including this Agreement) shall be deemed: (i) to be “written” or “in writing”; (ii) to have been signed; and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts,” if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the Signatories to the same extent and under the same conditions as other original business records created and maintained in documentary form. No Signatory shall contest the admissibility of true and accurate copies of electronically signed Applicable Documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule.

(c)For purposes hereof: (i) “electronic signature” means: (A) a manually- signed original signature that is then transmitted by electronic means; or (B) an electronic symbol, stamp, process, or conformed signature attached to or logically associated with a record and executed or adopted by a Person (by written consent or otherwise) with the intent to sign the record; (ii) “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a “pdf” (portable document format) or other replicating image attached to an e-mail message; and (iii) “electronically signed Applicable Document” means an Applicable Document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.

13.9Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

13.10Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

13.11Attorneys’ Fees. The prevailing party in any legal proceeding regarding this Agreement shall be entitled to recover from the other party all reasonable attorneys’ fees and costs incurred in connection with such proceeding.

13.12Computation of Time. The time periods provided for in this Agreement shall be computed by excluding the first day and including the last day. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and national holidays unless the period of time specified is Business Days; provided, however, that if the date of the last day to perform any act or to give any notice with respect to this Agreement shall fall on a Saturday, a Sunday, or a

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national holiday, then such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday, or national holiday.

13.13 Representations and Warranties of USAC. USAC represents and warrants to the Company and USI as follows (which representations and warranties shall survive the Effective Date):

(a)It has full power and authority to enter into and to perform this Agreement in accordance with its terms, and its execution and delivery of this Agreement will not violate the terms of (i) its articles of incorporation, by-laws or any other of its constating documents, (ii) any contract or other agreement to which it is a party, or (iii) to the best of its knowledge, any applicable Law.

(b)This Agreement has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights, or by general equity principles).

(c)It is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act and has executed and delivered such documents in evidence thereof as the Company has reasonably requested.

(d)It has been furnished access to the business and financial records of the Company and such additional information and documents as it has requested, and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement, the Membership Interests, the Project Documents, operations, capitalization, financial condition, and prospects of the Company, and all other matters deemed relevant to it.

(e)It has acquired its Membership Interests for its own account for investment purposes only, and not with a view to resale or distribution. It has no present intention to distribute or sell the Membership Interests. It has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the Transfer of any of the Membership Interests and understands that the same are prohibited or restricted by this Agreement.

(f)It understands that the Membership Interests have not been registered under the Securities Act or the laws of any state, and that the Membership Interests may not be Transferred without compliance with the provisions of this Agreement, the Securities Act, and applicable state securities laws.

(g)It has sufficient knowledge and experience in financial or business matters to evaluate the merits and risks of an investment in the Membership Interests. It can afford to bear the economic risk of holding the Membership Interests for an indefinite period of time and can afford to suffer the complete loss of the investment in the Membership Interests. It understands that due to the substantial restrictions on the transferability of the Membership Interests and the lack of a public market, it may not be possible for it to liquidate the investment in the Membership Interests in the case of emergency, if at all.

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(h)It has no knowledge that amounts paid or contributed to it were directly or indirectly derived from, or related to, any activity that is deemed criminal under the laws of any applicable jurisdiction, including, without limitation, anti-money laundering laws.

(i)It has no knowledge that it is: (i) a country, territory, person or entity named on the list provided by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) or its website at www.treas.gov/ofac; or (ii) a foreign political figure or an immediate family member or close associate of a senior foreign political figure (a “High Risk Person”).

(j)It is in compliance with all applicable laws and regulations relating to the prevention of money-laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the regulations thereunder, and other applicable anti-money laundering laws and regulations of any applicable jurisdiction.

(k)To its knowledge, it does not transact business with entities or individuals that are subject to economic sanctions administered by OFAC, High Risk Persons or Prohibited Investors.

13.14 Representations and Warranties of USI. USI represents and warrants to the Company and USAC as follows (which representations and warranties shall survive the Effective Date):

(a)USI has full power and authority to enter into and to perform this Agreement in accordance with its terms, and its execution and delivery of this Agreement will not violate the terms of (i) its articles of incorporation, by-laws or any other of its constating documents, (ii) any contract or other agreement to which it is a party, or (iii) to the best of its knowledge, any applicable Law.

(b)This Agreement has been duly executed and delivered by USI and constitutes the valid and binding obligation of USI, enforceable against USI in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights, or by general equity principles).

(c)USI is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act and has executed and delivered such documents in evidence thereof as the Company has reasonably requested.

(d)USI has been furnished access to the business and financial records of the Company and such additional information and documents as USI has requested, and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement, the Membership Interests, the Project Documents, operations, capitalization, financial condition, and prospects of the Company, and all other matters deemed relevant to USI.

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(e)USI is acquiring Membership Interests for its own account for investment purposes only, and not with a view to resale or distribution. USI has no present intention to distribute or sell the Membership Interests. USI has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the Transfer of any of the Membership Interests and understands that the same are prohibited or restricted by this Agreement.

(f)USI understands that the Membership Interests have not been registered under the Securities Act or the laws of any state, and that the Membership Interests may not be Transferred without compliance with the provisions of this Agreement, the Securities Act, and applicable state securities laws.

(g)USI has sufficient knowledge and experience in financial or business matters to evaluate the merits and risks of an investment in the Membership Interests. USI can afford to bear the economic risk of holding the Membership Interests for an indefinite period of time and can afford to suffer the complete loss of the investment in the Membership Interests. USI understands that due to the substantial restrictions on the transferability of the Membership Interests and the lack of a public market, it may not be possible for USI to liquidate the investment in the Membership Interests in the case of emergency, if at all.

(h)USI has no knowledge that amounts paid or contributed to USAC were directly or indirectly derived from, or related to, any activity that is deemed criminal under the laws of any applicable jurisdiction, including, without limitation, anti-money laundering laws.

(i)USI does not have any knowledge that USI is: (i) a country, territory, person or entity named on the list provided by OFAC or its website at www.treas.gov/ofac; or (ii) a High Risk Person.

(j)USI is in compliance with all applicable laws and regulations relating to the prevention of money-laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the regulations thereunder, and other applicable anti-money laundering laws and regulations of any applicable jurisdiction.

(k)To its knowledge, USI does not transact business with entities or individuals that are subject to economic sanctions administered by OFAC, High Risk Persons or Prohibited Investors.

13.15Confidentiality.

(a)The Members acknowledge and agree that the Company is a private investment company. Except to the extent required by Law or stock exchange rule (and only after prior written notice to and consultation with the other Member of such requirement and proposed disclosure), no Member or any Affiliate shall disclose the terms of this Agreement to any other Person without first obtaining the consent of the Management Committee, which consent shall not unreasonably be withheld. Each

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Member also agrees that neither it nor any Affiliate shall disclose, via public announcements, press releases, interviews, or otherwise, any financial statements or financial information, any business, financial, or operational plans, any financial or other analysis, or any summaries, strategies, pro formas, valuations, agreements, plans, or projections of or pertaining to the Company or any other proprietary information of the Company (defined to include all information not previously publicly disclosed by the Company) unless such Member first obtains the consent of the Management Committee, which consent shall not unreasonably be withheld, conditioned and except: (i) as may be required by applicable Law or stock exchange rule (and only after prior written notice to and consultation with the other Member of such requirement and proposed disclosure); or (ii) as may be required in connection with a judicial proceeding (after prior written notice to and consultation with the other Member). Notwithstanding anything to the contrary in this Section 13.15(a), a Member or any Affiliate of such Member may disclose (without the consent of any Member or the Management Committee) the terms of this Agreement, any financial statements, or financial information, any business, financial, or operational plans, any financial or other analysis, or any summaries, strategies, pro formas, valuations, agreements, plans, or projections of or pertaining to the Company or any other proprietary information of the Company (including the names and description of the Members) to lenders, prospective lenders, investors, prospective investors, governmental authorities (if required), and the employees, legal, accounting, financial, and business advisors of such Member and the Affiliates of such Member and such other Persons, but only after such recipients are advised of the confidential nature of such information and agree not to disclose such information..

(b)Any documents provided by one party to another party pursuant to this Agreement shall be kept confidential and shall not be disclosed to any Person except: (i) as may be required by applicable Law; (ii) as may be required in connection with a judicial proceeding; (iii) as may be required or permitted under Section 13.15(a); or (iv) with the consent of the party that provided such documents to the other party.

(c)USI and USAC agree that ##################################################

##################################

(d)USI and USAC agree to issue a joint press release approved by both Members promptly after the Effective Date.Thereafter, each of USI and USAC may unilaterally issue press releases that are not required by Law or stock exchange rules and do not contain any confidential information after prior written notice to and consultation with the other Member.

(e)This Section 13.15 shall survive the termination of this Agreement for two (2) years.

13.16Waiver of Jury Trial. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO

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ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE COMPANY, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, EACH OF THE PARTIES HERETO HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OR RIGHT OF JURY TRIAL PROVISION. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 13.16 ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

13.17 Interpretation. In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendix or Exhibits, and not to any particular Article, Section, or other subdivision of this Agreement or Exhibit to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to “Exhibit,” are to an Article, Section, preamble, recital or subdivision of this Agreement, or to an “Exhibit” to this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” shall mean the lawful currency of the United States of America, (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under GAAP.

13.18 Parent Guarantees. Each of USAC Parent and AGS Parent hereby agrees to guarantee the payment and performance by USAC and USI, respectively, and their Affiliates, of all of their obligations under this Agreement, such guarantees to be superseded upon execution and delivery of the Guaranty Agreements.

[Remaining portion of page left intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Operating Agreement as of the day and year first above written.

USAC GALENA LLC
a Texas limited liability company

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Authorized Signatory

U.S. SILVER-IDAHO, INC.,
a Delaware corporation

By:	/s/ Paul Andre Huet
Name:	Paul Andre Huet
Title:	Authorized Signatory

UNITED STATES ANTIMONY CORPORATION,
a Texas corporation, signatory for purposes of Section
13.18 only

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chairman and CEO

AMERICAS GOLD AND SILVER
CORPORATION,
a company incorporated under the federal laws of
Canada, signatory for purposes of Section 13.18 only

By	/s/Paul Andre Huet
Name:	Paul Andre Huet
Title:	Chairman and CEO

Signature Page	Operating Agreement of
US Americas Refining JV, LLC

EXHIBIT A

PERCENTAGE INTERESTS AND ADDRESSES OF INITIAL MEMBERS

Initial Member	Percentage Interest	Address
U.S. Silver-Idaho, Inc.	51%	145 King Street West, Suite 2870 Toronto, ON, Canada, M5H 1J8
USAC Galena LLC	49%	4438 W. Lovers Lane, Suite 100 Dallas, Texas 75209

Exh. A, Page 1	Operating Agreement of
USI / USAC JV

EXHIBIT B

AUTHORIZED REPRESENTATIVES

USAC’s Authorized Representatives:

Gary C. Evans

Rick Isaac

Aaron Tenesch

USI’s Authorized Representatives:

Paul Andre Huet

Warren Varga

Mike Doolin

Exh. B, Page 2	Operating Agreement of
USI / USAC JV